   As filed with the Securities and Exchange Commission on October 26, 1995
                                                Registration No. 33-_______

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           -------------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                           -------------------------
                        CABLEVISION SYSTEMS CORPORATION
            (Exact name of registrant as specified in its charter)

           DELAWARE                     4841                   11-2776686
(State or other jurisdiction of    (PRIMARY STANDARD        (I.R.S. employer
incorporation or organization)  INDUSTRIAL CLASSIFICATION identification number)
                                       CODE NUMBER)

                             ONE MEDIA CROSSWAYS
                           WOODBURY, NEW YORK 11797
                                (516) 364-8450

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  __________
                                Robert S. Lemle
            Executive Vice President, General Counsel and Secretary
                              One Media Crossways
                            Woodbury, New York 11797
                                 (516) 364-8450

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

                                  John P. Mead
                              Sullivan & Cromwell
                                125 Broad Street
                            New York, New York 10004
                           -------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

 If the Securities registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             _____________________

                                           CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                                    PROPOSED       PROPOSED
                                                                    MAXIMUM         MAXIMUM
                                                       AMOUNT       OFFERING       AGGREGATE       AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES              TO BE       PRICE PER       OFFERING      REGISTRATION
                 TO BE REGISTERED                    REGISTERED     UNIT(1)        PRICE(1)           FEE
-------------------------------------------------------------------------------------------------------------
Series H Redeemable Exchangeable Preferred Stock    $250,000,000     100%         $250,000,000       $86,207
11 3/4% Senior Subordinated Debentures due 2007     $250,000,000      (2)              (2)              (2)
==============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) The Series H Redeemable Exchangeable Preferred Stock is exchangeable, in whole but not in part, at the option of the Company, on or after January 1, 1996, for the 11 3/4% Senior Subordinated Debentures due 2007. No additional registration fee is payable in respect thereof.

                             _____________________

              THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             CROSS-REFERENCE SHEET

                             LOCATION IN PROSPECTUS
                           OF INFORMATION REQUIRED BY
                               PART I OF FORM S-4
                           --------------------------

ITEM NO.    CAPTION                                            LOCATION IN PROSPECTUS
----------  -------                                            ----------------------
Item 1      Forepart of the Registration Statement and
            Outside Front Cover Page of Prospectus...........  Facing Page of Registration Statement; Cross-
                                                               Reference Sheet; Outside Front and Inside
                                                               Front Cover Page of Prospectus
Item 2      Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front Cover Pages of Prospectus

Item 3      Risk Factors, Ratio of Earnings to Fixed
            Charges, and Other Information...................  Summary; Risk Factors; The Company

Item 4      Terms of the Transaction.........................  The Exchange Offer; Description of New
                                                               Preferred Stock; Certain Federal Income Tax
                                                               Considerations
Item 5      Pro Forma Financial Information..................  Not Applicable

Item 6      Material Contracts With the Company Being
            Acquired.........................................  Not Applicable

Item 7      Additional Information Required for Reoffering
            by Persons and Parties Deemed to be
            Underwriters.....................................  Plan of Distribution

Item 8      Interests of Named Experts and Counsel...........  Not Applicable
Item 9      Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities...  Not Applicable

Item 10     Information with Respect to S-3 Registrants......  Incorporation of Certain Documents by
                                                               Reference; Recent Developments
Item 11     Incorporation of Certain Information by
            Reference........................................  Incorporation of Certain Documents by
                                                               Reference
Item 12     Information with Respect to S-2 or S-3
            Registrants......................................  Not Applicable

Item 13     Incorporation of Certain Information by
            Reference........................................  Not Applicable

Item 14     Information with Respect to Registrants Other
            than S-3 or S-2 Registrants......................  Not Applicable

Item 15     Information With Respect to S-3 Companies........  Not Applicable
Item 16     Information With Respect to S-2 or S-3
            Companies........................................  Not Applicable

Item 17     Information With Respect to Companies Other
            Than S-2 or S-3 Companies........................  Not Applicable

Item 18     Information if Proxies, Consents or
            Authorizations Are to be Solicited...............  Not Applicable


ITEM NO.    CAPTION                                            LOCATION IN PROSPECTUS
--------    -------                                            ----------------------
Item 19     Information if Proxies, Consents or
            Authorizations are Not to be Solicited, or in an
            Exchange Offer...................................  Summary; The Exchange Offer; Description of
                                                               New Preferred Stock; Certain Federal Income
                                                               Tax Considerations

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1995

                               OFFER TO EXCHANGE

                                all outstanding
                          11 3/4% Series G Redeemable
                          Exchangeable Preferred Stock
                ($250,000,000 aggregate liquidation preference)
                                      for
                          11 3/4% Series H Redeemable
                          Exchangeable Preferred Stock
                                       of
                        CABLEVISION SYSTEMS CORPORATION
                               __________________
                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 p.m., NEW YORK CITY TIME,
                      ON           , 1995, UNLESS EXTENDED
                               __________________

Cablevision Systems Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $100 aggregate liquidation preference of its 11 3/4% Series H Redeemable Exchangeable Preferred Stock (the "New Preferred Stock"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $100 aggregate liquidation preference of the outstanding 11 3/4% Series G Redeemable Exchangeable Preferred Stock (the "Old Preferred Stock") of the Company of which $250,000,000 aggregate liquidation preference is outstanding. The New Preferred Stock and the Old Preferred Stock are collectively referred to herein as the "Preferred Stock."

  The Company will accept for exchange any and all Old Preferred Stock that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the
Exchange Offer expires, which will be                    , 1995, unless the
Exchange Offer is extended (the "Expiration Date"). Tenders of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Preferred Stock being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights (as defined herein). See "The Exchange Offer." Old Preferred Stock may be tendered only in denominations of $100 aggregate liquidation preference and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer.

  The form and terms of the New Preferred Stock are identical in all material respects to the form and terms of the Old Preferred Stock except that the New Preferred Stock have been registered under the Securities Act and will not contain terms restricting the transfer of such Stock. Following the completion of the Exchange Offer, none of the Preferred Stock will be entitled to the benefits of the Registration Rights Agreement, dated September 26, 1995, relating to contingent increases in the dividend rate provided for pursuant thereto. See "The Exchange Offer."

  INVESTMENT IN THE PREFERRED STOCK INVOLVES SIGNIFICANT RISKS DISCUSSED UNDER "RISK FACTORS" ON PAGE 19 WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                                        (Continued on next page)
                              ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________

              The date of this Prospectus is              , 1995.

       Dividends on the New Preferred Stock are cumulative out of legally available funds and will accumulate from September 26, 1995 or from the most recent dividend payment date to which dividends on the Old Preferred Stock were paid. Holders of Old Preferred Stock whose Old Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on the Old Preferred Stock accumulated from September 26, 1995 or such dividend payment date, as the case may be (the "Accrual Date"), to the date of the issuance of the New Preferred Stock. Dividends on the New Preferred Stock are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing January 1, 1996, accruing from the Accrual Date at the annual rate of 11 3/4% per share of Preferred Stock.

       Before October 1, 2000, dividends may, at the option of the Company, be paid in cash or by issuing fully paid and nonassessable shares of New Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. On and after October 1, 2000, dividends must be paid in cash. The New Preferred Stock has a liquidation preference of $100 per share, plus accrued and unpaid dividends thereon.

       Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Preferred Stock issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchases such New Preferred Stock directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Preferred Stock are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Preferred Stock. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date of this Prospectus, or such shorter period as will terminate when all Old Preferred Stock acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Preferred Stock and resold by such broker-dealers. See "Plan of Distribution."

       The Company will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer.

       THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

       The New Preferred Stock is a new security for which there currently is no public market. If a market for the New Preferred Stock should develop, the New Preferred Stock could trade at a discount from their aggregate liquidation preference. The Company does not intend to list the New Preferred Stock on a national securities exchange or to apply for quotation of the New Preferred Stock through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the New Preferred Stock will develop.

               The Company has been advised by Bear, Stearns & Co. Inc., Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated that they intend to make a market in the New Preferred Stock; however, such entities are under no obligation to do so and any market making activities with respect to the New Preferred Stock may be discontinued at any time.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

       This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

       (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Form 10-K");

       (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31 and June 30, 1995 (each, a "Form 10-Q" and, collectively, the "Form 10-Qs");

       (c) the Company's Current Reports on Form 8-K filed September 1, 1995, September 7, 1995 and October 17, 1995 (the "Form 8-Ks"); and

       (d) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering made hereby.

       The Company also incorporates by reference into this Prospectus the financial statements of Cablevision of Boston Limited Partnership, Monmouth Cablevision Associates, Riverview Cablevision Associates, L.P., Framingham Cablevision Associates, Limited Partnership and American Movie Classics Company included in the Company's Consent Solicitation Statement/Prospectus, included in the Company's Registration Statement on Form S-4 (File No. 33-62717).

       Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       As used herein, unless the contest otherwise requires, the term "Company" refers to Cablevision Systems Corporation and its subsidiaries. The term "Consolidated Financial Statements" refers to the Company's Consolidated Financial Statements and the notes thereto incorporated by reference from the Form 10-K and the term "Management's Discussion and Analysis" refers to the Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference from the Form 10-K or the Form 10-Qs, as applicable.

       THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM ROBERT S. LEMLE, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY OF THE COMPANY AT THE COMPANY'S PRINCIPAL

     EXECUTIVE OFFICES LOCATED AT ONE MEDIA CROSSWAYS, WOODBURY, NEW YORK 11797, TELEPHONE NUMBER (516) 364-8450. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH
     DOCUMENTS, ANY REQUEST SHOULD BE MADE BY           , 1995.

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

     Available Information .........................................
     Incorporation of Certain Documents by Reference ...............
     Summary .......................................................
     Risk Factors ..................................................
     The Company ...................................................
     Recent Developments ...........................................
     Use of Proceeds ...............................................
     The Exchange Offer ............................................
     Capitalization ................................................
     Description of New Preferred Stock and Exchange Debentures ....
     Certain Federal Income Tax Considerations .....................
     Plan of Distribution ..........................................
     Validity of Preferred Stock ...................................
     Independent Accountants .......................................

                                    SUMMARY

       The following information is qualified in its entirety by the more detailed information, financial statements and pro forma financial information appearing elsewhere in this Prospectus or incorporated by reference herein. Investment in the securities offered hereby involves significant risks. See "Risk Factors".


                                  THE COMPANY

       The Company is one of the largest operators of cable television systems in the United States, with approximately 2,753,000 subscribers in 19 states as of June 30, 1995, based on the number of basic subscribers in systems which the Company manages and which it owns or in which it has investments. The Company also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry.

       For financing purposes, the Company is structured as a restricted group (collectively, the "Restricted Group"), consisting of Cablevision Systems Corporation and certain of its subsidiaries, including Cablevision of New York City ("Cablevision of NYC"), and an unrestricted group of subsidiaries, consisting primarily of V Cable, Inc. ("V Cable"), Cablevision MFR, Inc. ("Cablevision MFR") and Rainbow Programming Holdings, Inc., including Rainbow Advertising Sales Corporation ("Rainbow Advertising") (together, "Rainbow Programming"). In addition, the Company has an unrestricted group of investments, consisting of investments in A-R Cable Services, Inc. ("A-R Cable"), U.S. Cable Television Group, L.P. ("U.S. Cable"), Cablevision of Framingham Holding, Inc. ("CFHI"), A-R Cable Partners, Cablevision of Boston Limited Partnership ("Cablevision of Boston") and Cablevision of Newark. As discussed below under "Risk Factors", the Cablevision of Chicago system, which was managed by the Company and includes approximately 91,000 subscribers, was sold in August 1995 and is no longer managed by the Company. The Company's unrestricted subsidiaries and investments are collectively referred to herein as the "Unrestricted Group". The Restricted Group and each member of the Unrestricted Group that operates cable television systems are individually and separately financed. The indebtedness of V Cable and A-R Cable is non-recourse to the Company, other than with respect to the capital stock of such entities owned by the Company. Rainbow Programming's cash requirements have been financed to date by the Restricted Group, by sales of equity interests in the programming businesses and, as set forth below under "Programming Services", through separate external debt financing. See "Management's Discussion and Analysis--Liquidity and Capital Resources" for a discussion of the restrictions on investments by the Restricted Group and certain other matters.


     CABLE TELEVISION

       The cable television systems that are majority owned and managed by the Company (the "Company's cable televisions systems") served approximately 1,866,000 subscribers as of June 30, 1995 in New York, Ohio, Connecticut, New Jersey, Michigan and Massachusetts. In addition, the Company has non-majority investments in and manages cable television systems which served approximately 887,000 subscribers as of June 30, 1995 in Alabama, Arkansas, Florida, Illinois, Kansas, Kentucky, Maine, Massachusetts, Mississippi, Missouri, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania and Tennessee. The Company's cable television systems have generally been characterized by relatively high revenues per subscriber ($37.14 for June
     1995) and ratios of premium service units to basic subscribers (1.7:1 for June 1995). In calculating revenue per subscriber, the Company includes only recurring service revenues and excludes installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

       The cable television operations in the Restricted Group (other than those of Cablevision of NYC) (such operations, the "Core Restricted Group") served approximately 950,000 subscribers as of June 30, 1995, primarily on Long Island, New York, in Connecticut (principally Fairfield County), in northern New Jersey, in Westchester County, New York and in Cleveland, Ohio. The revenue per subscriber and ratio of premium service units to basic subscribers for cable television systems in the Core Restricted Group for June 1995 were $37.82 and 1.5:1, respectively.

       In July 1992, the Company acquired from Charles F. Dolan, the Company's Chairman, substantially all of Cablevision of NYC (the "Cablevision of NYC Acquisition"), a cable television system under development in The Bronx and in parts of Brooklyn, New York. Prior to the acquisition, the Company had a 15% interest in Cablevision of NYC. Mr. Dolan remains a partner in Cablevision of NYC with a 1% interest and the right to certain preferential payments. See "Business-- Consolidated Cable Affiliates--Cablevision of New York City" in the Form 10-K. In October 1994, Cablevision of NYC became part of the Restricted Group. As of June 30, 1995, Cablevision of NYC passed approximately 912,000 homes and served approximately 371,000 subscribers. Construction of the systems in The Bronx and in Brooklyn has been substantially completed. The Company expects that the remaining costs to complete the construction of the Cablevision of NYC systems will be financed by cash flow generated from the operations of Cablevision of NYC and the amounts available under the Company's principal bank credit agreement (the "Credit Agreement"). See "Management's Discussion and Analysis--Liquidity and Capital Resources--Cablevision of NYC".

       The cable television operations of the Unrestricted Group are conducted through the Company's unrestricted subsidiaries, V Cable and Cablevision MFR, and through its unrestricted investments, consisting of A-R Cable, U.S. Cable, CFHI, A-R Cable Partners, Cablevision of Boston and Cablevision of Newark.

       In August 1994, Cablevision MFR, a wholly-owned subsidiary of the Company, acquired substantially all of the assets of Monmouth Cablevision Associates ("Monmouth Cable") and Riverview Cablevision Associates, L.P. ("Riverview Cable"), consisting of cable television systems in New Jersey. Also in August 1994, CFHI, a corporation jointly-owned by the Company and E.M. Warburg Pincus Investors, L.P., acquired substantially all of the assets of Framingham Cablevision Associates Limited Partnership ("Framingham Cable"), consisting of a cable television system in Massachusetts. Additionally, in June 1994, a partnership comprised of subsidiaries of the Company and E.M. Warburg, Pincus & Co. Inc. completed the purchase of certain assets of Nashoba Communications, a group of three limited partnerships that operate three cable television systems in Massachusetts. See "Business" in the Form 10-K.

       V Cable was formed by the Company in February 1989 and served approximately 372,000 subscribers as of June 30, 1995, principally in the suburbs of Cleveland, Ohio and on Long Island. The revenue per subscriber and ratio of premium service units to basic subscribers for V Cable's systems for June 1995 were $31.10 and 1.0:1, respectively. As described under "Business--Consolidated Cable Affiliates--V Cable" in the Form 10-K, the Company consummated a significant restructuring and reorganization involving V Cable and U.S. Cable (the "1992 V Cable Reorganization") on December 31, 1992. See also "Recent Developments--Proposed V Cable Transactions" for a description of certain transactions involving V Cable.


     PROGRAMMING SERVICES

       The Company conducts its programming activities through Rainbow Programming, its wholly-owned subsidiary and member of the Unrestricted Group, and through subsidiaries of Rainbow Programming in partnership with certain unaffiliated entities, including National Broadcasting Company, Inc. ("NBC") and Liberty Media Corporation ("Liberty"). Rainbow Programming's businesses include eight regional SportsChannel services, four national entertainment services (American Movie Classics Company ("AMCC"), Bravo Network ("Bravo"), MuchMusic ("MM") and the Independent Film Channel ("IFC")), Rainbow News 12 Company (a regional news service serving Long Island) and the national backdrop sports services of Prime SportsChannel Networks ("Prime SportsChannel"). Rainbow Programming also owns an interest in Madison Square Garden Corporation (discussed below). Rainbow Programming's SportsChannel services provide regional sports programming to the New York, Philadelphia, New England, Chicago, Cincinnati, Cleveland, San Francisco and Florida areas. AMCC is a national program service featuring classic, unedited and non-colorized films from the 1930s through the 1970s. Bravo is a national program service offering international films and performing arts programs, including jazz, dance, classical music, opera and theatrical programs. See "Business--Programming Operations--General" in the Form 10-K. MM is a Canadian music service featuring music primarily from Canadian artists. IFC is a national program service that airs independent films made outside the traditional Hollywood system.

       In July 1994, Rainbow Programming purchased Liberty's 50% interest in AMCC for a purchase price of approximately $181.0 million pursuant to a buy-sell procedure set forth in the Partnership Agreement of AMCC.

     In July 1995, Rainbow Programming purchased NBC's interest in SportsChannel (New York) Associates and Rainbow News 12 Company for an aggregate purchase price of approximately $95.5 million, and, effective as of the date of such purchase, consolidated the results of operations of SportsChannel (New
     York) Associates and Rainbow News 12 Company with those of the Company. See "Recent Developments--NBC Option" and "Business--Programming Services" in the Form 10-K.

       On March 10, 1995, MSG Holdings, L.P. ("MSG Holdings"), a partnership between a subsidiary of Rainbow Programming and a subsidiary of ITT Corporation ("ITT"), acquired Madison Square Garden Corporation ("MSG") in a transaction in which MSG was merged with and into MSG Holdings. MSG owns the Madison Square Garden Arena and the adjoining Paramount Theater, the New York Rangers professional hockey team, the New York Knicks professional basketball team and the Madison Square Garden Network, a sports programming network with over five million subscribers. Rainbow Programming has the option until March 10, 1996 to (i) acquire interests in MSG Holdings from ITT sufficient to equalize the interests of ITT and Rainbow Programming in MSG Holdings, (ii) maintain its investment at the initial level, or (iii) require ITT to purchase 50% of Rainbow Programming's initial interest in MSG Holdings at the price paid by Rainbow Programming for such interest plus an adjustment for Rainbow Programming's share of MSG Holdings' operating income after interest expense, if any, following the closing of the acquisition of MSG. Rainbow Programming has not determined which alternative it will pursue. See "Business--Programming Services" in the Form 10-K.


     ADVERTISING SERVICES

       Rainbow Advertising sells advertising time to national, regional and local advertisers on behalf of the Company's cable television systems and the SportsChannel and Rainbow News 12 Company programming services, as well as on behalf of unaffiliated cable television systems.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

       The Exchange Offer relates to the exchange of up to 2,500,000 shares with an aggregate liquidation preference of $250,000,000 of Old Preferred Stock for up to 2,500,000 shares with an aggregate liquidation preference of $250,000,000 of New Preferred Stock. The form and terms of the New Preferred Stock are the same as the form and terms of the Old Preferred Stock except that the New Preferred Stock have been registered under the Securities Act and will not contain terms restricting the transfer of such stock, and hence are not entitled to the benefits of the Registration Rights relating to the contingent increases in the dividend rate provided for pursuant thereto. The Old Preferred Stock and the New Preferred Stock are herein collectively referred to as the "Preferred Stock." See "Description of New Preferred Stock."

     THE EXCHANGE OFFER ....... One share of New Preferred Stock with an aggregate liquidation preference of $100 will be issued in exchange for each one share of Old Preferred Stock with an aggregate liquidation preference of $100. As of the date hereof, 2,500,000 shares of Old Preferred Stock with an aggregate liquidation preference of $250,000,000 are issued and outstanding. The Company will issue the New Preferred Stock to tendering holders of Old Preferred Stock on or promptly after the Expiration Date.

     RESALE ................... The Company believes that the New Preferred
                                Stock issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except that a "dealer" or any of its "affiliates", as such terms are defined under the Securities Act, that exchanges Old Preferred Stock held for its own account (a "Restricted Holder") may be required to deliver copies of this Prospectus in connection with any resale of the New Preferred Stock (the "Resale Preferred Stock") issued in exchange for such Old Preferred Stock (the "Prospectus Delivery Requirement"). See "The Exchange Offer--General" and "Plan of Distribution."

     EXPIRATION DATE .......... 5:00 p.m., New York City time, on , 1995, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

     ACCRUED DIVIDENDS ON THE
      NEW PREFERRED STOCK AND
      THE OLD PREFERRED STOCK . Dividends on the New Preferred Stock will accumulate from the Accrual Date. Holders of Old Preferred Stock whose Old Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on such Old Preferred Stock accrued from the Accrual Date to the date of the issuance of the New Preferred Stock. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the January 1, 1996 dividend payment for the Old Preferred Stock, holders who exchange their Old Preferred Stock for New Preferred Stock will receive the same dividend payment on January 1, 1996 that they would have received had they not accepted the Exchange Offer. See "The Exchange Offer--Dividends on the New Preferred Stock."

     TERMINATION OF THE
      EXCHANGE OFFER .......... The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation. Holders of Old Preferred Stock will have certain rights against the Company under the Registration Rights should the Company fail to consummate the Exchange Offer. See "The Exchange Offer--Termination."

                                No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than applicable requirements under federal and state securities laws.

     PROCEDURES FOR TENDERING
      OLD PREFERRED STOCK ..... Each holder of Old Preferred Stock wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Preferred Stock to be exchanged and any
                                other required documentation to           , as
                                Exchange Agent, at the address set forth herein and therein or effect a tender of Old Preferred Stock pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer--Procedures for Tendering."

     SPECIAL PROCEDURES FOR
      BENEFICIAL HOLDERS ...... Any beneficial holder whose Old Preferred Stock are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Preferred Stock, either make appropriate arrangements to register ownership of the Old Preferred Stock in such holder's name or obtain a properly completed stock power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering."

     GUARANTEED DELIVERY
      PROCEDURES .............. Holders of Old Preferred Stock who wish to tender their Old Preferred Stock and whose Old Preferred Stock are not immediately available or who cannot deliver their Old Preferred Stock and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Preferred Stock according to the guaranteed delivery procedures set forth in "The Exchange Offer-- Guaranteed Delivery Procedures."

     WITHDRAWAL RIGHTS ........ Tenders of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. See "The Exchange Offer--Withdrawal of Tenders."

     ACCEPTANCE OF OLD PREFERRED
      STOCK AND DELIVERY OF
      NEW PREFERRED STOCK ..... Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully in "The Exchange Offer-- Termination"), the Company will accept for exchange any and all Old Preferred Stock which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--General."

     CERTAIN TAX
      CONSIDERATIONS .......... The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

     EXCHANGE AGENT ...........                    is serving as exchange agent
                                (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the
                                Exchange Agent is:                ,
                                               ,                  , Attention:
                                          . Hand deliveries and deliveries by
                                overnight courier should be addressed to
                                                ,                ,
                                Attention:              . For information with
                                respect to the Exchange Offer, the telephone
                                number for the Exchange Agent is and the
                                facsimile number for the Exchange Agent is
                                              .

     USE OF PROCEEDS .......... There will be no cash proceeds payable to the
                                Company from the issuance of the New Preferred Stock pursuant to the Exchange Offer. Of the net proceeds received by the Company from the sale of the Old Preferred Stock, approximately $100,000,000 (plus accrued dividends thereon) was applied to the redemption of the Company's outstanding Series E Redeemable Exchangeable Convertible Preferred Stock "Series E Preferred Stock"), with the remainder applied to repay borrowings under the Credit Agreement. The Company expects to reborrow the amount repaid under the Credit Agreement in the future for general corporate purposes. The Company expects to raise additional funds in the future. See "Use of Proceeds" herein.


    SUMMARY OF TERMS OF THE NEW PREFERRED STOCK AND THE EXCHANGE DEBENTURES

     NEW PREFERRED STOCK

     DIVIDENDS ................ Cumulative at 11 3/4% per annum out of legally available funds. Dividends will accumulate from the Accrual Date and are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing January 1, 1996. The rights to dividends on the New Preferred Stock will be cumulative (whether or not earned or declared) on a daily basis. Before October 1, 2000, dividends may, at the option of the Company, be paid in cash or by issuing additional fully paid and nonassessable shares of New Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. On or after October 1, 2000, dividends are payable only in cash. For federal income tax purposes, distributions with respect to the New Preferred Stock will not qualify as dividends and will be treated as a return of capital until the Company has earnings and profits. See "Certain Federal Income Tax Considerations--Distributions on Preferred
                                Stock".

     LIQUIDATION PREFERENCE ... $100 per share.

     VOTING ................... Holders of the New Preferred Stock have no general voting rights except as provided by law and as provided in the Certificate of Designations therefor. Upon the failure of the Company to (i) pay dividends in cash or, to the extent permitted by its terms, by the issuance of additional shares of New Preferred Stock, for more than six quarters or (ii) discharge any redemption obligation with respect to the New Preferred Stock, the size of the Company's Board of Directors will be increased by one director, and holders of a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as a class, will be entitled to elect a director to fill the newly created vacancy. The Company may not issue any new class of Senior

                                Securities (as defined herein) without the approval of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a class.

     MANDATORY REDEMPTION ..... The Company is required to redeem the New
                                Preferred Stock out of legally available funds on October 1, 2007 at a redemption price equal to the liquidation preference thereof plus accrued and unpaid dividends thereon to the date of redemption.

     OPTIONAL REDEMPTION ...... On and after October 1, 2002, the New Preferred
                                Stock is redeemable, at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid dividends thereon to the date of redemption. In addition, shares of the Preferred Stock representing up to 33 1/3% of the aggregate liquidation preference of the Preferred Stock may be redeemed before October 1, 1998 at a redemption price per share equal to the liquidation preference of $100 per share plus accrued and unpaid dividends thereon plus a premium of $10 per share of Preferred Stock out of the net proceeds of a sale of Junior Stock (as defined herein) to a Strategic Equity Investor (as defined herein) or a public offering of Class A Common Stock, provided that following such redemption at least 1,666,667 shares of Preferred Stock (representing at least 66 2/3% of the amount of Preferred Stock initially issued) remain outstanding. Furthermore, the Company may, at its option, prior to October 1, 2002, redeem the New Preferred Stock, in whole but not in part, at any time within 180 days after a Change of Control (as defined herein), at a redemption price per share equal to the sum of (i) the liquidation preference of $100 per share plus
                                (ii) accrued and unpaid dividends to the date of redemption plus (iii) the Make-Whole Premium (as defined herein), which is based on a discount rate equal to the Treasury Rate (as defined herein) plus 50 basis points.

     EXCHANGE FEATURE ......... The New Preferred Stock are exchangeable into the Exchange Debentures at the option of the Company, in whole but not in part, on or after January 1, 1996.

     RANKING .................. The New Preferred Stock will rank, subject to certain conditions, junior to (i) each class of capital stock of the Company or series of preferred stock issued by the Company established after the initial issuance of the Preferred Stock the terms of which specifically provide that such class or series will rank senior to the New Preferred Stock as to dividends and distributions upon the liquidation, winding-up or dissolution of the Company and (ii) all liabilities and obligations (whether or not for borrowed money) of the Company. The New Preferred Stock will rank on a parity with the Old Preferred Stock and the Company's 8% Series C Cumulative Preferred Stock ("Series C Preferred Stock") and Series D Cumulative Preferred Stock (which may be issued in exchange for shares of Series C Preferred Stock).

     EXCHANGE OFFER; REGISTRATION
      RIGHTS .................. The Company has entered into a registration rights agreement with the Initial Purchasers of the Old Preferred Stock (the "Registration Rights Agreement") pursuant to which the Company agreed, for the benefit of the holders of the Old Preferred Stock, at the Company's cost (i) within 30 days after the date of original issue of the Old Preferred Stock, to file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange (the "Exchange Offer") the Old Preferred Stock for the New Preferred Stock and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the

                                Securities Act, within 120 days after the date of original issuance of the Old Preferred Stock. Upon the Exchange Offer Registration Statement being declared effective, the Company agreed to offer the New Preferred Stock in exchange for surrender of the Old Preferred Stock. For each share of Old Preferred Stock surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Preferred Stock will receive a share of New Preferred Stock. In the event that the Exchange Offer is not consummated within 180 days of the date of issuance of the Old Preferred Stock, the Company will, at its cost, as promptly as practicable file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Old Preferred Stock and use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act.

                                In the event that the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 180th calendar day following the date of original issue of the Old Preferred Stock, the dividend rate borne by the Old Preferred Stock shall be increased by one-quarter of one percent per annum for the first 90 days following such 180-day period. Such dividend rate will increase by an additional one-quarter of one percent per annum at the beginning of each subsequent 90-day period, up to a maximum aggregate increase of one percent per annum. Upon the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, the dividend rate borne by the Old Preferred Stock will be reduced to the original dividend rate. Dividends on the New Preferred Stock will accumulate at the original dividend rate accruing on the Old Preferred Stock.

     ABSENCE OF PUBLIC MARKET . The New Preferred Stock is a new security for which there currently is no market. Although
                                Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, the initial purchasers of the Old Preferred Stock (collectively, the "Initial Purchasers") have informed the Company that they currently intend to make a market in the New Preferred Stock and, if issued, the Exchange Debentures, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Stock and, if issued, the Exchange Debentures. The Company does not intend to apply for listing of the New Preferred Stock or, if issued, the Exchange Debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     EXCHANGE DEBENTURES

     MATURITY DATE ............ October 1, 2007.

     INTEREST ................. Interest will accrue at the dividend rate of the
                                New Preferred Stock and be payable in arrears on January 1 and July 1 of each year, commencing with the first of such dates to occur after the date upon which Exchange Debentures are issued in exchange for the Preferred Stock ("Exchange Date"). Before October 1, 2000, interest may, at the option of the Company, be paid in cash or by issuing additional Exchange Debentures with a principal amount equal to such interest. On and after October 1, 2000, interest on the Exchange Debentures may be paid only in cash.

     OPTIONAL REDEMPTION ...... On and after October 1, 2002, the Exchange
                                Debentures are redeemable, at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest thereon to the redemption date. In addition, up to 33 1/3% in aggregate principal amount of the Exchange Debentures may be redeemed before October 1, 1998 at a price of 110% of the principal amount thereof, plus accrued and unpaid interest thereon, out of the net proceeds of a sale of Junior Stock to a Strategic Equity Investor or a public offering of Class A Common Stock, provided that following such redemption at least $166,666,667 principal amount of Exchange Debentures remains outstanding. See "Description of New Preferred Stock and Exchange Debentures".

     SUBORDINATION ............ Subordinated to all existing and future Senior
                                Indebtedness (as defined) of the Company. The Exchange Debentures will rank pari passu with the Company's $275,000,000 of 10 3/4% Senior Subordinated Debentures due 2004, the Company's $200,000,000 of 9 7/8% Senior Subordinated Debentures due 2013 and the Company's $150,000,000 of 9 7/8% Senior Subordinated Debentures due 2023 (collectively, the "Existing Debentures"). The amount of Senior Indebtedness outstanding at June 30, 1995, adjusted to give pro forma effect to the transactions described under "Capitalization" and the application of the estimated net proceeds to the Company from the Offering, would have been approximately $1,096.5 million. At June 30, 1995, the Company also had outstanding $955.1 million of senior subordinated indebtedness and obligations (including $331.5 million of indebtedness of subsidiaries guaranteed by the Company, included in indebtedness of consolidated subsidiaries set forth in the next sentence) that would have ranked pari passu with the Exchange Debentures. Also, at June 30, 1995, consolidated subsidiaries of the Company had outstanding, adjusted to give pro forma effect to the transactions described under "Capitalization" and the application of the estimated net proceeds to the Company from the Offering, approximately $1,284.4 million of indebtedness which, insofar as the assets of those subsidiaries are concerned, would have been effectively senior to the Exchange Debentures.

     CERTAIN RESTRICTIONS ..... The Indenture for the Exchange Debentures, among other things, contains restrictions (with certain exceptions) on the ability of the Company and its Restricted Subsidiaries (as defined) to incur additional indebtedness, make certain dividend payments or payments to redeem or retire capital stock, invest in Unrestricted Subsidiaries (as defined) or affiliates, engage in certain transactions with affiliates and merge or consolidate with or transfer all or substantially all of their assets to another entity. The Indenture also prohibits the Company from issuing any indebtedness that is senior in right of payment to the Exchange Debentures and expressly subordinate in right of payment to any other indebtedness of the Company.

                            Selected Financial Data

         The historical consolidated statement of operations data (except for book value per common share, deficiency of earnings available to cover fixed charges and deficiency of earnings available to cover fixed charges and preferred stock dividends) and balance sheet data for each year ended December 31 and as of December 31 in each year in the five-year period ended December 31, 1994, included in the following selected financial data have been derived from the Consolidated Financial Statements of the Company, audited by KPMG Peat Marwick LLP, independent public accountants. The historical consolidated statement of operations data and balance sheet data for the periods ended and as of June 30, 1995 and 1994 included in the following selected financial data have been derived from financial statements of the Company that have not been audited, but that, in the opinion of the management of the Company, reflect all adjustments necessary for the fair presentation of such data for the interim periods. The results of operations for the six-month period ended June 30, 1995 are not necessarily indicative of the results of operations for the full year although the Company expects to incur a substantial loss for the year ending December 31, 1995.

                                             Six Months Ended
                                                  June 30,                         Year Ended December 31,
                                           ---------------------   ---------------------------------------------------------
                                             1995        1994        1994        1993        1992        1991        1990
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                             (Dollars in thousands, except per share data)
Consolidated Statement of Operations
   Data(1):
   Net revenues........................... $ 509,135   $ 368,177   $ 837,169   $ 666,724   $ 572,487   $ 603,272   $ 562,989
   Operating expenses:
     Technical............................   193,243     134,640     302,885     241,877     204,449     213,059     202,850
     Selling, general and administrative..   131,611      72,404     195,942     172,687     120,356     121,527     118,825
     Restructuring charge.................         -     4,306(2)    4,306(2)          -           -           -           -
     Depreciation and amortization........   159,537     110,095     271,343     194,904     168,538     215,326     216,288
                                            --------   ---------    --------   ---------   ---------   ---------   ---------
Operating profit..........................    24,744      46,732      62,693      57,256      79,144      53,360      25,026
Other income (expense):
     Interest expense, net................  (154,528)   (118,094)   (261,781)   (230,327)   (193,379)   (257,189)   (261,114)
     Provision for preferential payment to
       related party......................    (2,800)     (2,800)     (5,600)     (5,600)     (2,662)          -           -
     Provision for loss on Olympics
       venture............................         -           -           -           -     (50,000)(3)       -           -
     Loss on sale of preferred stock......         -           -           -           -     (20,000)(4)       -           -
     Write-off of deferred financing costs   (2,888)(5)        -      (9,884)(5)  (1,044)(5) (12,284)(5)       -           -
     Loss on redemption of debentures.....         -           -      (7,088)(5)       -           -           -           -
     Share of affiliates' net loss........  (52,692)     (34,257)    (82,864)    (61,017)    (47,278)    (23,780)    (39,980)
     Gain (loss) on sale of programming
       interests, net.....................         -           -            -       (330)      7,053      15,505           -
     Minority interest....................   (4,276)           -       (3,429)     3,000           -           -           -
     Gain on sale of marketable
       securities, net....................         -           -            -          -         733       5,806           -
     Settlement of litigation and related
       matters............................         -           -            -          -      (5,655)     (9,677)          -
     Transaction fees.....................         -           -            -          -           -           -      14,759
     Miscellaneous, net...................    (2,999)     (3,432)      (7,198)    (8,720)     (6,175)    (11,224)    (10,066)
                                           ---------   ---------    ---------   ---------   ---------   ---------  ---------
   Net loss...............................  (195,439)   (111,851)    (315,151)  (246,782)   (250,503)   (227,199)   (271,375)
   Preferred dividend requirement.........    (4,918)     (2,054)      (6,385)      (885)       (885)     (4,464)     (4,065)
                                           ---------   ---------    ---------   ---------   --------    ---------  ---------
   Net loss applicable to common
     shareholders......................... $(200,357)  $(113,905)   $(321,536) $(247,667) $ (251,388)  $(231,663) $ (275,440)
                                           =========   =========    =========  ==========   =========  ==========  =========
   Net loss per common share.............. $   (8.45)  $   (4.88)   $  (13.72) $  (10.83)  $  (11.17)  $  (10.32) $   (12.36)
                                           =========   =========    =========  =========   =========   ==========  =========
   Average number of common shares
     outstanding (in thousands)...........    23,710      23,323       23,444     22,859      22,512      22,446      22,290
                                           =========   =========    =========  =========   =========   ==========  =========
   Book value per common share............ $  (84.77)  $  (64.52)   $  (76.93) $  (64.61)  $  (55.28)  $  (41.49)  $  (31.36)
                                           =========   =========    =========  =========   =========   ==========  =========

   Deficiency of earnings available to
     cover fixed charges.................. $(195,402)  $(111,777)   $(315,003) $(246,644)  $(250,429)  $(227,124)  $(271,301)
                                           =========   =========    =========  =========   =========   =========   =========
   Deficiency of earnings available to
     cover fixed charges and preferred
     stock dividends...................... $(200,320)  $(113,831)   $(321,388) $(247,529)  $(251,314)  $(231,588)  $(275,366)
                                           =========   =========    =========  =========   =========   =========   =========

                                                   (footnotes on following page)

                                                           As of
                                                          June 30,                            As of December 31,
                                                 -------------------------   -----------------------------------------------------
                                                     1995         1994          1993          1992          1991          1990
                                                 -----------   -----------   -----------   -----------   -----------   -----------
                                                                  (Dollars in thousands, except per subscriber data)
Consolidated Balance Sheet Data(1):
     Total assets..............................  $ 2,254,868   $ 2,176,413   $ 1,309,444   $ 1,251,157   $ 1,475,672   $ 1,641,612
     Total debt................................    3,345,942     3,169,236     2,235,499     2,004,452     2,211,056     2,170,275
     Cumulative redeemable preferred stock(4)..          -             -             -             -          32,094        28,515
     Stockholders' deficiency..................   (2,016,763)   (1,818,535)   (1,503,244)   (1,250,248)     (932,428)     (702,448)
Statistical Data(1):
     Homes passed(6)...........................    3,004,000     2,899,000     2,240,000     2,019,000     2,005,000     1,976,000
     Basic service subscribers.................    1,866,000     1,768,000     1,379,000     1,262,000     1,372,000     1,326,000
     Basic penetration(7)......................         62.1%         61.0%         61.5%         62.5%         68.4%         67.1%
     Number of premium television units........    3,223,000     3,208,000     3,003,000     2,802,000     2,326,000     2,401,000
     Average number of premium units per basic
      subscriber...............................          1.7           1.8           2.2           2.2           1.7           1.8
     Average monthly revenue per basic
      subscriber(8)............................  $     37.14   $     36.33   $     36.59   $     37.64   $     34.43   $     34.09

(1) The consolidated statement of operations, balance sheet and statistical data reflect (i) the deconsolidation of A-R Cable, effective as of January 1, 1992, as a result of the restructuring of A-R Cable, (ii) the acquisition of Cablevision of NYC, effective as of July 10, 1992, and (iii) various acquisitions of cable television systems and other businesses during the periods presented. (See "Business-Cable Television Operations" in the Form 10-K and "Condensed Pro Forma Consolidated Financial Information" herein.) Acquisitions made by the Company during the periods presented were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value, except for the acquisition of partnership interests in Cablevision of NYC from Mr. Dolan and entities affiliated with him, which were recorded at Mr. Dolan's and such entities' historical costs. Acquisitions are reflected in the consolidated statement of operations, balance sheet and statistical data from the time of acquisition. Certain reclassifications have been made to the 1991 and 1990 financial statement amounts to conform to the 1992 presentation.

(2) The Company recorded a one-time charge in the first quarter of 1994 to provide for employee severance and related costs resulting from a restructuring of its operations.

(3) In 1992, the Company recognized a $50.0 million loss in connection with Rainbow Programming's commitment in respect of its venture with NBC relating to the 1992 Summer Olympics, which the Company paid in January 1993.

(4) In connection with the 1992 V Cable Reorganization, the Company redeemed A-R Cable's redeemable preferred stock on May 11, 1992, incurring a loss of $20 million.

(5) In connection with the 1992 V Cable Reorganization, the Company wrote off approximately $7.5 million of deferred financing costs related to V Cable's debt. Also, a portion of the Company's deferred financing costs of approximately $4.8 million in 1992 and $1.0 million in 1993, related to the replacement of bank debt with subordinated debt, were written off. In October 1994, the Company entered into a new bank credit agreement and redeemed $200 million of its reset debentures. The related deferred financing costs and unamortized discount relating to each were written off and approximately $2.0 million in redemption fees was incurred in connection with the redemption of the reset debentures. In January 1995, Rainbow Programming amended its credit agreement to refinance its existing borrowings and to provide funds for the acquisition of SportsChannel (New
     York) Associates and Rainbow News 12 Company, resulting in an approximately $2.3 million write-off of deferred financing costs.

(6) Homes passed is based upon homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(7) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(8) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the last month of the period, divided by average basic subscribers for that month.

                   Supplemental Financial and Operating Data

         The following tables set forth information concerning the Company's Core Restricted Group, Cablevision of NYC, combined Restricted Group (which includes Cablevision of NYC), V Cable and Monmouth Cable and Riverview Cable. In October 1994, Cablevision of NYC became a member of Cablevision's Restricted Group. The data should be read in conjunction with the Company's Consolidated Financial Statements and "Management's Discussion and Analysis".

                                                           Six Months Ended
                                                                June 30,                        Year Ended December 31,
                                                      ---------------------------     --------------------------------------------
              Financial Data                             1995             1994            1994            1993             1992
              --------------                          -----------     -----------     -----------      -----------     -----------
                                                                                 (Dollars in thousands)
Core Restricted Group:
    Statement of Operations Data:
       Net revenues................................   $   229,381     $   212,632     $   435,171      $   393,815     $   378,171
       Operating profit before depreciation and
           amortization(1)(2)......................       107,014         107,007         212,388          196,760         192,553
       Depreciation and amortization...............        60,846          53,667         119,760           90,407          85,939
       Operating profit(2).........................        46,168          53,340          92,628          106,353         106,614
       Total interest expense......................        75,829          66,259         138,154          129,799         112,137

    Balance Sheet Data:
       Total assets................................   $ 1,018,329     $   847,397     $   929,376      $   661,303     $   547,373
       Senior debt.................................     1,014,375(3)      469,252         829,895(3)       359,022         585,381
       Subordinated debt...........................       623,571         822,855         623,534          822,781         474,247
       Total debt..................................    1,637,946(3)     1,292,107       1,453,429(3)     1,181,803       1,059,628

    Financial Ratios and Other Data:
       Operating profit before depreciation and
           amortization to net revenues............         46.7%            50.3%           48.8%            50.0%           50.9%
       Total debt to operating profit before
           depreciation and amortization...........          7.6x(4)          6.0x(4)         6.8x             6.0x            5.5x
       Operating profit before depreciation and
           amortization to total interest expense..         1.41x            1.61x           1.54x            1.52x           1.72x
       Capital expenditures........................  $    52,015      $    66,842     $   147,534      $   106,379     $    65,331

Cablevision of NYC:
    Statement of Operations Data:
       Net revenues................................  $    97,725      $    68,402     $   149,396      $   101,539     $    67,409
       Operating profit before depreciation and
           amortization(1).........................       26,796           16,125          36,928           18,803          11,731

    Financial Ratios and Other Data:
       Operating profit before depreciation and
           amortization to net revenues............         27.4%            23.6%           24.7%            18.5%           17.4%
       Capital expenditures........................  $    45,213       $    48,406    $   103,544      $    86,669     $    55,652

Restricted Group:
    Statement of Operations Data:
       Net revenues................................  $   327,106       $   281,034    $   584,567      $   495,354     $   445,580
       Operating profit before depreciation and
          amortization(1)..........................      133,810           123,132        249,316          215,563         204,284
       Depreciation and amortization...............       81,483            68,523        154,187          111,366         102,015
       Operating profit............................       52,327            54,609         95,129          104,197         102,269
       Total interest expense......................       82,036            71,676        150,626          137,960         118,230

    Balance Sheet Data:
       Total assets................................  $ 1,212,428       $ 1,052,675    $ 1,119,882      $   838,746     $   660,002
       Senior debt.................................    1,152,975(3)        631,475        969,895(3)       488,128         664,081
       Subordinated debt...........................      623,571           822,855        623,534          822,781         474,247
       Obligation to related party.................      190,212            88,748        193,079           91,619          67,000
       Total debt..................................    1,966,758(3)      1,543,078      1,786,508(3)     1,402,528       1,205,328

    Financial Ratios and Other Data:
       Operating profit before depreciation and
           amortization to net revenues............         40.9%             43.8%          42.6%            43.5%           45.8%
       Total debt to operating profit before
           depreciation and amortization...........          7.3x(4)           6.3x(4)        7.2x             6.5x            5.9x
       Operating profit before depreciation and
           amortization to total interest expense..          1.6x              1.7x           1.7x             1.6x            1.7x
       Capital expenditures........................  $    97,228       $   115,248    $   251,078      $   193,048     $   120,983

                                                   (footnotes on following page)

                                                                     Six Months Ended
                                                                          June 30,                Year Ended December 31,
                                                                  ----------------------    ------------------------------------
                            Financial Data                          1995          1994        1994         1993          1992
                            --------------                        ---------    ---------    ---------    ---------     ---------
                                                                                     (Dollars in thousands)
V Cable:
  Statement of Operations Data:
       Net revenues.............................................. $  72,789    $  70,018    $ 140,691    $ 137,853     $ 129,409
       Operating profit before depreciation and amortization(1)..    32,929       34,796       68,592       65,789        63,773
       Depreciation and amortization.............................    33,965       40,012       83,671       80,287        69,148
       Operating loss............................................    (1,036)      (5,216)     (15,079)     (14,498)       (5,375)
       Total interest expense....................................    51,496       46,897       96,723       94,452        79,494

  Balance Sheet Data:
       Total assets.............................................. $ 411,907    $ 490,087    $ 447,381    $ 536,629     $ 558,988
       Total debt................................................   880,888      844,091      862,440      832,964       799,098

    Financial Ratios and Other Data:
       Operating profit before depreciation and amortization
           to net revenues.......................................      45.2%        49.7%        48.8%        47.7%         49.3%
       Total debt to operating profit before depreciation
           and amortization......................................      13.3x(4)     12.0x(4)     12.6x        12.7x         12.5x
       Operating profit before depreciation and amortization
           to total interest expense.............................      0.64x        0.74x        0.71x        0.70x         0.80x
       Capital expenditures...................................... $  13,163    $   6,793    $  19,981    $  20,304     $  17,608

Monmouth Cable and Riverview Cable:
    Balance Sheet Data:
       Total assets.............................................. $ 348,574          -      $ 375,982          -             -
       Senior debt...............................................   209,000          -        230,000          -             -
       Subordinated debt.........................................   141,268          -        141,268          -             -
       Total debt................................................   350,268          -        371,268          -             -

                                                                   As of June                As of December 31,
                                                                       30,        --------------------------------------
                                                                      1995           1994          1993          1992
                                                                   ----------     ----------    ----------   -----------
                           Statistical Data                                       (Dollars in Thousands)
                           ----------------
Core Restricted Group:
    Homes passed(5)..............................................   1,315,000      1,309,000     1,086,000     1,079,000
    Basic service subscribers at end of period...................     950,000        928,000       815,000       790,000
    Basic penetration(6).........................................        72.2%          70.9%         75.0%         73.2%
    Number of premium television units...........................   1,459,000      1,572,000     1,504,000     1,586,000
    Average number of premium units per basic subscriber.........         1.5            1.7           1.8           2.0
    Average revenue per basic subscriber(7)...................... $     37.82     $    37.10    $    38.01    $    38.85

Cablevision of NYC:
    Homes passed(5)..............................................     912,000        829,000        645,000      436,000
    Basic service subscribers at end of period...................     371,000        315,000        214,000      134,000
    Basic penetration(6).........................................        40.7%          37.9%          33.1%        30.7%
    Number of premium television units...........................   1,272,000      1,127,000      1,053,000      730,000
    Average number of premium units per basic subscriber.........         3.4            3.6            4.9          5.4
    Average revenue per basic subscriber(7)...................... $     42.18     $    41.84     $    41.12   $    46.62

Restricted Group:
    Homes passed(5)..............................................   2,227,000      2,138,000      1,731,000    1,515,000
    Basic service subscribers at end of period...................   1,321,000      1,243,000      1,029,000      924,000
    Basic penetration(6).........................................        59.3%          58.1%          59.4%        61.0%
    Number of premium television units...........................   2,731,000      2,699,000      2,557,000    2,316,000
    Average number of premium units per basic subscriber.........         2.1            2.2            2.5          2.5
    Average revenue per basic subscriber(7)...................... $     39.03     $    38.29     $    38.65   $    39.96

V Cable:
    Homes passed(5)..............................................      515,000        513,000        509,000      504,000
    Basic service subscribers at end of period...................      372,000        364,000        350,000      338,000
    Basic penetration(6).........................................         72.2%          71.1%          68.7%        67.1%
    Number of premium television units...........................      360,000        375,000(8)     446,000      485,000
    Average number of premium units per basic subscriber.........          1.0            1.0            1.3          1.4
    Average revenue per basic subscriber(7)...................... $      31.10     $    30.41     $    30.56   $    31.30

                                                                   As of June                As of December 31,
                                                                       30,        --------------------------------------
                                                                      1995           1994          1993          1992
                                                                   ----------     ----------    ----------   -----------
                           Statistical Data                                       (Dollars in Thousands)
                           ----------------
Monmouth Cable and Riverview Cable:
    Homes passed(5)..............................................      262,000        248,000            -            -
    Basic service subscribers at end of period...................      173,000        161,000            -            -
    Basic penetration(6).........................................         66.0%          65.1%           -            -
    Number of premium television units...........................      132,000        133,000            -            -
    Average number of premium units per basic subscriber.........          0.8            0.8            -            -
    Average revenue per basic subscriber(7)...................... $      35.70     $    34.67            -            -

---------------
Footnotes

(1) Operating profit before depreciation and amortization is presented here to provide additional information about the Company's ability to meet future debt service, capital expenditures and working capital requirements. Operating profit before depreciation and amortization should be considered in addition to and not as a substitute for net income and cash flows as indicators of financial performance and liquidity as reported in accordance with generally accepted accounting principles.

(2) Includes management fees from Cablevision of NYC of $3.4 million, $2.4 million, $5.2 million, $3.5 million and $2.4 million, respectively.

(3) Excludes Cablevision MFR seller note in the amount of approximately $141.3 million that is guaranteed by the Core Restricted Group.

(4) Operating profit before depreciation and amortization is annualized for purposes of preparing interim financial ratios that include balance sheet items.

(5) Homes passed is based upon homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(6) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(7) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the last month in the period presented, divided by the average number of basic subscribers for that month.

(8) Reflects the reclassification of units of Madison Square Garden Network subscribers to non-premium units in February 1994.

                                 RISK FACTORS

       Purchase of the New Preferred Stock offered hereby (the "Offering") involves various risks, including the following principal factors, which, together with the other matters set forth herein or incorporated by reference herein, should be carefully considered by prospective investors.

       Substantial Indebtedness and High Degree of Leverage.  The
     Company has incurred substantial indebtedness, primarily to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. The Company's consolidated debt and Series E Redeemable Convertible Exchangeable Preferred Stock (the "Series E Preferred Stock") (which the Company expects to redeem on November 2, 1995 from the proceeds of the offering of the Old Preferred Stock) aggregated approximately $3.4 billion at June 30, 1995 ($3.2 billion on a pro forma basis after giving effect to the acquisition by the Company of Cablevision of Boston Limited Partnership ("Cablevision of Boston") and the proposed transactions involving V Cable, Inc. (the "Proposed V Cable Transactions") with varying maturities to 2023, including an aggregate of approximately $711.1 million maturing on or prior to December 31, 1999. See
     Note 4 of Notes to the Consolidated Financial Statements. In addition, the Company's unconsolidated subsidiary, Rainbow Programming, incurred approximately $94.0 million of indebtedness in July 1995 in connection with the acquisition of NBC's interest in SportsChannel (New York) Associates and Rainbow News 12 Company (the "NBC Option").

       Net Losses and Stockholders' Deficit. The Company reported net losses for the six months ended June 30, 1995 and 1994 of $195.4 million and $111.9 million, respectively, and for the years ended December 31, 1994, 1993 and 1992 of $315.2 million, $246.8 million and $250.5 million, respectively. At June 30, 1995, the Company had a stockholders' deficit of $2.0 billion. The losses primarily reflect high levels of interest expense and depreciation and amortization charges relating to the depreciation of assets obtained through, and debt incurred to finance, acquisitions. Interest expense and depreciation and amortization charges remained at a high level throughout 1992, 1993 and 1994 and will continue at high levels in 1995 and future years as a result of previously completed, pending and future acquisitions, expected capital expenditures and additional investments in the Company's programming operations, including the approximately $95.5 million payment made in connection with the exercise of the NBC Option. The Company expects to continue incurring substantial losses for at least the next several years. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

       Need for Additional Financing. The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's cable plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that the Company will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

       Future Capital Expenditures and Programming Commitments.  The
     Company's cable systems have commitments for capital expenditures, including major system upgrades, which will involve substantial expenditures over the next several years. In addition, the Company, through Rainbow Programming, has entered into numerous contracts relating to cable television programming, including rights agreements with professional and other sports teams. These contracts typically require substantial payments over extended periods of time. See Note 8 of Notes to Consolidated Financial Statements for a discussion of commitments and contingencies. The Company also has a commitment to fund annual payments to Charles F. Dolan related to Cablevision of New York City ("Cablevision of NYC"). See "Business--Consolidated Cable Affiliates--Cablevision of New York City" and "Business--Programming Operations" in the Form 10-K and "Management's Discussion and Analysis--Liquidity and Capital Resources".

       Intangible Assets.  The Company had total assets at June 30,
     1995 of approximately $2.3 billion, of which approximately $0.9 billion were intangible assets, principally subscriber lists, franchises, excess cost over fair value of net assets acquired, deferred financing, acquisition and other costs and deferred interest expense. It is possible that no cash would be recoverable from the voluntary or involuntary sale of these intangible assets.

       Losses on Investments in and Advances to Certain Affiliates.
     The Company has made investments in and advances to certain affiliates of which Charles F. Dolan is the managing general partner or in which Mr. Dolan has substantial ownership interests. At June 30, 1995, investments in and advances (less applicable reserves) to such affiliates aggregated approximately $33.7 million (consisting of $17.6 million for Cablevision of Boston, $12.5 million for Cablevision of Chicago (which has subsequently been repaid, as explained below), and $3.6 million for Atlantic Cable Television Publishing Corporation ("Atlantic Publishing")). Because Mr. Dolan is the managing general partner or has a substantial interest in such affiliates, an inherent conflict of interest exists with respect to such investments and advances. There can be no assurances that such investments and advances and any amounts accrued with respect thereto will be fully recovered or that conflicts of interest will not arise with respect to the recovery of such amounts.

       The Company wrote off for accounting purposes its entire investment in and advances to one such affiliate, Cablevision of Boston, of $34.5 million at September 30, 1985. Between September 1985 and May 1988, the Company made additional subordinated advances to Cablevision of Boston which amounted to approximately $17.6 million at June 30, 1995. Management currently anticipates that no further funds will be advanced by the Company to Cablevision of Boston to support operations. See "Business--Other Cable Affiliates--Cablevision of Boston" in the Form 10-K. In June 1994, the Company and Cablevision of Boston entered into an agreement which is designed to give the Company full ownership of Cablevision of Boston. The agreement provides for the acquisition by the Company of the interests of Cablevision of Boston which it does not already own in a series of transactions. See "Condensed Pro Forma Consolidated Financial Information". Consummation of the transactions would result in the limited partners in Cablevision of Boston receiving Class A common stock of the Company (the "Class A Common Stock") with an expected aggregate market value of approximately $40 million. All such additional subordinated advances will become intercompany indebtedness if the acquisition of Cablevision of Boston is consummated.

       On August 4, 1995, Cablevision of Chicago sold its cable television systems to Continental Cablevision, Inc. and the loans from the Company to Cablevision of Chicago, together with accrued interest reserved by the Company, were repaid in full. Accordingly, in connection therewith, the Company recognized a gain in the third quarter of 1995 of approximately $15.6 million.

       Atlantic Publishing holds a minority equity interest and a debt interest in a company that publishes cable television guides which are offered to the Company's subscribers and to other unaffiliated cable television operators. As of June 30, 1995, the Company had advanced an aggregate of $17.9 million to Atlantic Publishing, of which approximately $0.7 million was advanced during 1992, approximately $0.5 million was repaid during 1993, $0.6 million was repaid during 1994 and approximately $0.2 million was advanced during the first six months of 1995. The Company has written off all advances to Atlantic Publishing other than approximately $3.6 million. Atlantic Publishing is owned by a trust for certain Dolan family members; however, the Company has the option to purchase Atlantic Publishing for an amount equal to the owner's net investment therein plus interest. The current owner has only a nominal investment in Atlantic Publishing. See "Business--Other Affiliates-- Atlantic Publishing" in the Form 10-K.

       See "Business--Consolidated Cable Affiliates--Cablevision of New
     York City" in the Form 10-K for a discussion of the Company's acquisition of substantially all of Charles F. Dolan's interest in Cablevision of NYC, which was consummated as described therein in July 1992.

       Voting Control by Majority Stockholders; Disparate Voting
     Rights. Charles F. Dolan beneficially owned, as of August 31, 1995, 286,000 shares or 2.3% of the Company's outstanding Class A Common Stock and 2,347,494 shares or 20.3% of the Company's outstanding Class B common stock (the "Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"). On a combined basis, these shares represented 11.1% of the total number of shares of both classes of Common Stock and 18.6% of the total voting power of the classes. Trusts established by Mr. Dolan for the benefit of certain Dolan family members, and as to which Mr. Dolan disclaims beneficial ownership, owned, as of August 31, 1995, an additional 500,000 shares of Class A Common Stock or 4.1% of the Class A Common Stock and 9,225,928 shares of the Class B Common Stock, or 79.7% of the Class B Common Stock and 72.5% of the total voting power of all classes of the Common Stock. As a result of this stock ownership, Dolan family members have the power to elect all 12 directors subject to election by holders of the Class B Common Stock, which directors constitute 75% of the entire 16-member Board of Directors of the Company. Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, Dolan family members may control stockholder decisions on matters in which holders of Class A and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of the Company's certificate of incorporation (the "Certificate of Incorporation") and the approval of fundamental corporate transactions, including mergers. In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve (i) the authorization or issuance of any additional shares of Class B Common Stock and (ii) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation of the Company which adversely affects the powers, preferences or rights of the Class B Common Stock, Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B Common Stock beneficially owned by Mr. Dolan will not be modified as a result of any transfer of legal or beneficial ownership thereof.

       Restrictive Covenants. The Company's principal bank credit agreement (the "Credit Agreement") and certain of the Company's other debt instruments contain various financial and operating covenants which, among other things, require the maintenance of certain financial ratios and restrict the Company's ability to borrow funds from other sources and to utilize funds for various purposes, including investments in certain subsidiaries. Violation of the covenants in the Credit Agreement could result in a default under the Credit Agreement which would permit the bank lenders thereunder to restrict the Company's ability to borrow undrawn funds under the Credit Agreement and to accelerate the maturity of borrowings thereunder. See "Management's Discussion and Analysis-- Liquidity and Capital Resources".

       Conflicts of Interest. Charles F. Dolan and trusts for Dolan family interests have varying economic interests in the Company's affiliates. Mr. Dolan and other officers and directors of the Company are also officers and directors of affiliated companies. Such officers and directors of the Company devote such time to the business of the Company as is reasonably required; however, they have other responsibilities which require various amounts of their time and which could conflict with their duties to the Company.

       No Dividends Paid or to be Paid; Fluctuations in the Price of Class A Common Stock. The Company has never declared or paid dividends on any of its Common Stock and does not intend to pay cash dividends on such stock in the foreseeable future. In addition, certain debt instruments to which the Company is a party contain covenants which effectively prohibit the payment of such dividends. Accordingly, holders of its Common Stock will receive a return on their investment only through the sale of such stock. The price of Class A Common Stock on the American Stock Exchange has fluctuated significantly and is likely to continue to fluctuate.

       Shares Eligible for Future Sale. On August 31, 1995, 12,223,367 shares of Class A Common Stock were outstanding. The Company has granted to each of Charles F. Dolan, certain Dolan family interests, the Dolan Family Foundation, John Tatta, a director of the Company, and certain Tatta family interests registration rights with respect to 1,076,075 shares of Class A Common Stock held by them on such date, as well as with respect to 11,573,922 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. The Company may determine to fund acquisitions and investments through sales of Class A Common Stock or other equity related securities. Sales of a substantial number of shares of Class A Common Stock or Class B Common Stock could adversely affect the market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

       The Company and its subsidiaries, V. Cable, Inc. ("V Cable") and VC Holding, Inc. ("VC Holding"), have entered into a general non-binding letter of intent with General Electric Capital Corporation ("GECC"), the principal creditor of V Cable, pursuant to which the Company would issue GECC shares of convertible preferred stock having an initial aggregate liquidation preference of $500 million in the Proposed V Cable Transactions. It is anticipated that such preferred stock would be convertible at the option of the holder at certain times and in certain circumstances in whole or in part into Class A common Stock at a conversion rate based upon the trading value of the Class A Common Stock at the time of such conversion. Based on the market value of Class A Common Stock on October 5, 1995, approximately 8,800,000 shares of Class A Common Stock (which would represent approximately 41.8% of the outstanding Class A Common Stock after such conversion) would be issuable upon conversion of the convertible preferred stock issued in the Proposed V Cable Transactions. It is also anticipated that the Company would grant GECC registration rights with respect to the Class A Common Stock issuable upon any conversion of such preferred stock.

       In 1990, a registration statement filed by the Company with the Commission became effective with respect to 270,000 shares of Class A Common Stock held by A. Jerrold Perenchio, as trustee of the Jerry Perenchio Living Trust, and 690,000 shares of Class A Common Stock which Francis F. Randolph, Jr. has a right to acquire upon the exercise of stock options held by him. As of August 31, 1995, approximately 458,800 shares have been sold pursuant to that registration statement. Sales of shares pursuant to that registration statement could adversely affect the market price of the Class A Common Stock. Mr. Randolph and Mr. Perenchio are directors of the Company. Mr. Randolph resigned as a Vice Chairman of the Company effective June 30, 1994.

       Risks Related to Regulation. The Company's cable television operations may be adversely affected by government regulation, the impact of competitive forces and technological changes. In 1992, Congress enacted the 1992 Cable Act, which represented a significant change in the regulatory framework under which cable television systems operate. In April 1993 and February 1994, the FCC ordered reductions in cable television rates. In June 1995, a Federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Telecommunications legislation pending in Congress would relax the cable rate regulation required by the 1992 Cable Act and would also open the local telephone business to competition from cable television companies and other providers and preempt state and local barriers to entry into that market. While both the U.S. Senate and the House of Representatives have passed telecommunications bills, the Company cannot predict whether the legislation ultimately will be enacted into law or what form any final legislation will take. See "Business--Cable Television Operations--Competition" and "Business--Cable Television Operations--Regulation" in the Form 10-K and "Recent Developments--Impact of Pending Telecommunications Legislation on FCC Cable Rate Regulation".

       Risk of Competition. Cable operators compete with a variety of distribution systems, including broadcast television stations, multichannel multipoint distribution services ("MMDS"), satellite master antenna systems ("SMATV"), direct broadcast satellite systems ("DBS"), and private home dish earth stations. For example, CAI Wireless Systems, Inc., an MMDS operator, has received investments from Bell Atlantic Corporation and NYNEX Corporation and owns operating systems or spectrum rights in a significant portion of the Company's systems. In addition, three DBS systems are now operational in the United States. The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator (such as Rainbow Programming) from unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and from unreasonably refusing to sell service to any multichannel video programming distributor. Cable systems also compete with the entities that make videotaped movies and programs available for home rental. The 1992 Cable Act regulates the ownership by cable operators of MMDS and SMATV. The telecommunications legislation recently passed by the U.S. Senate would eliminate these statutory cross-ownership limitations, while the bill passed by the House of Representatives would retain them. In July 1992, the FCC voted to authorize additional competition to cable television by video programmers using broadband common carrier facilities constructed by telephone companies. The FCC allowed telephone companies to take ownership interests of up to 5% in such programmers. The FCC also reaffirmed an earlier holding, upheld on appeal by a Federal appeals court, that programmers using such a telephone company-provided "video dialtone" system would not need to obtain a state or municipal franchise. Several telephone companies have sought approval from the FCC to build such "video dialtone" systems. Such a system has been proposed in several communities in which the Company currently holds a cable franchise and several of such systems have been approved by the FCC. Additional competition to cable systems is possible if the FCC authorizes the licensing of local multipoint distribution services ("LMDS"). The FCC has proposed to license this type of service to providers.

       Competition from Telephone Companies. The 1984 Cable Act bars co-ownership of telephone companies and cable television systems operating in the same service areas ("cable-telco cross-ownership prohibition"). Numerous Federal district courts have held this prohibition to be unconstitutional. Several of these decisions have been upheld on appeal and a number of other decisions are pending on appeal in various Federal appellate courts. The United States Supreme Court is expected to consider the constitutionality of the prohibition during the 1995-96 term. Neither the 1984 Cable Act nor the 1992 Cable Act bars a telephone company from acquiring cable systems outside its telephone service area, and several Regional Bell operating companies have purchased or made investments in cable systems. Legislation to repeal the cable-telco cross-ownership prohibition, subject to certain regulatory requirements, has passed both the U.S. Senate and the House of Representatives; repeal has also been endorsed by the Clinton Administration. These bills also would permit a telephone company to acquire an in-region cable operator in certain small markets under certain circumstances. The Company cannot predict whether the legislation ultimately will be enacted into law or what form any final legislation would take. See "Business--Cable Television Operations-- Regulation" in the Form 10-K.

       Risk of Non-Exclusive Franchises and Franchise Renewals.  The
     Company's cable television systems are operated primarily under nonexclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. The Company's business is dependent on its ability to obtain and renew its franchises. Although the Company has never lost a franchise as a result of a failure to obtain a renewal, its franchises are subject to non-renewal or termination under certain circumstances. In certain cases, franchises have not been renewed at expiration and the Company operates under temporary licenses while negotiating renewal terms with the franchising authorities. See "Business-- Cable Television Operations--Franchises" in the Form 10-K.


      Risks Related to the New Preferred Stock and the Exchange Debentures.

       Absence of Public Market. The New Preferred Stock is a new security for which there currently is no market. Although Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, the initial purchasers of the Old Preferred Stock (collectively, the "Initial Purchasers"), have informed the Company that they currently intend to make a market in the Old Preferred Stock, the New Preferred Stock and, if issued, the Exchange Debentures, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Preferred Stock and, if issued, the Exchange Debentures. The Company does not intend to apply for listing of the New Preferred Stock or, if issued, the Exchange Debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

       Restrictions on Company's Ability to Pay Dividends on the New
     Preferred Stock. Certain of the Company's debt instruments contain covenants that restrict the Company's ability to pay, or prevent the payment of, dividends on the New Preferred Stock. In addition, under Delaware law, dividends on capital stock may only be paid from "surplus" or if there is no surplus from the corporation's net profits for the then current or the preceding fiscal year. The Company does not anticipate having net profits for the foreseeable future and its ability to pay dividends on the New Preferred Stock will require the availability of adequate "surplus", which is defined as the excess, if any, of the Company's net assets (total assets less total liabilities) over its capital (generally the par value of its issued capital stock). As of June 30, 1995, the Company's total liabilities exceeded its total assets by $1.6 billion. Accordingly, in connection with dividend payments on the New Preferred Stock, the Company's Board of Directors will have to determine that the Company has adequate surplus on the basis of valuations of the Company's assets at higher amounts than are reflected in the Company's financial statements. There can be no assurance that the Company's Board of Directors will be able to make such determination and that adequate surplus will be available to pay dividends on the New Preferred Stock.

       Certain Federal Income Tax Consequences. The Company believes that it does not presently have any current or accumulated earnings and profits as determined under United States federal income tax principles and that it is unlikely to have current or accumulated earnings and profits for the foreseeable future. As a result, until such time as the Company does have earnings and profits, distributions on the New Preferred Stock will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of the New Preferred Stock in the hands of each holder (but not below zero), thus increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be realized by such holder upon the disposition of such New Preferred Stock. Consequently, distributions with respect to the New Preferred Stock will not qualify as dividends for federal income tax purposes and, as a result, will not be eligible for the dividends-received deduction.

                                THE COMPANY

       The Company is one of the largest operators of cable television systems in the United States, with approximately 2,753,000 subscribers in 19 states as of June 30, 1995 based on the number of basic subscribers in systems which the Company manages and which it owns or in which it has investments. The Company also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry.

       For financing purposes, the Company is structured as a restricted group (collectively, the "Restricted Group"), consisting of Cablevision Systems Corporation and certain of its subsidiaries, including Cablevision of New York City ("Cablevision of NYC"), and an unrestricted group of subsidiaries, consisting primarily of V Cable, Inc. ("V Cable"), Cablevision MFR, Inc. ("Cablevision MFR") and Rainbow Programming Holdings, Inc., including Rainbow Advertising Sales Corporation ("Rainbow Advertising") (together, "Rainbow Programming"). In addition, the Company has an unrestricted group of investments, consisting of investments in A-R Cable Services, Inc. ("A-R Cable"), U.S. Cable Television Group, L.P. ("U.S. Cable"), Cablevision of Framingham Holding, Inc. ("CFHI"), A-R Cable Partners, Cablevision of Boston Limited Partnership ("Cablevision of Boston") and Cablevision of

     Newark. As discussed below under "Risk Factors", the Cablevision of Chicago system, which was managed by the Company and includes approximately 91,000 subscribers, was sold in August 1995 and is no longer managed by the Company. The Company's unrestricted subsidiaries and investments are collectively referred to herein as the "Unrestricted Group". The Restricted Group and each member of the Unrestricted Group that operates cable television systems are individually and separately financed. The indebtedness of V Cable and A-R Cable is non-recourse to the Company, other than with respect to the capital stock of such entities owned by the Company. Rainbow Programming's cash requirements have been financed to date by the Restricted Group, by sales of equity interests in the programming businesses and, as set forth below under "--Programming Services", through separate external debt financing. See "Management's Discussion and Analysis--Liquidity and Capital Resources" for a discussion of the restrictions on investments by the Restricted Group and certain other matters.

     STRATEGY

       The Company's strategy has been to concentrate its cable television systems in and around two major metropolitan areas, New York City and Cleveland, Ohio, with a view to being the largest cable provider in each of these markets; to maximize its revenue per subscriber through the use of "tiered" packaging strategies for marketing premium services; to develop and promote niche programming services; and to remain an industry leader in upgrading the technological capabilities of its systems.

       The Company believes that its cable television systems on Long
     Island, New York comprise the largest contiguous group of cable television systems under common ownership in the United States (measured by number of subscribers). By developing systems in and around major metropolitan areas, including expansion through acquisitions in areas in which the Company has existing systems, the Company has been able to realize economies of scale in the operation and management of its systems, and capitalize on opportunities to create and market programming of regional interest.

       Through the current and planned upgrade of its cable plant, including the utilization of fiber optic cable and associated electronics, the Company is seeking to significantly increase its analog channel capacity and add new digital channel capacity that will facilitate the development of such adjunct new businesses as video on demand, near video on demand, information services, interactive services, including Internet access, residential telephony and commercial telephony. To implement successfully and roll out these adjunct new businesses beyond the initial development phases, the Company will require additional capital from the sale of equity in the capital markets or to a strategic investor.

     CABLE TELEVISION

       The cable television systems that are majority owned and managed by the Company (the "Company's cable televisions systems") served approximately 1,866,000 subscribers as of June 30, 1995 in New York, Ohio, Connecticut, New Jersey, Michigan and Massachusetts. In addition, the Company has non-majority investments in and manages cable television systems which served approximately 887,000 subscribers as of June 30, 1995 in Alabama, Arkansas, Florida, Illinois, Kansas, Kentucky, Maine, Massachusetts, Mississippi, Missouri, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania and Tennessee. The Company's cable television systems have generally been characterized by relatively high revenues per subscriber ($37.14 for June 1995) and ratios of premium service units to basic subscribers (1.7:1 for June 1995). In calculating revenue per subscriber, the Company includes only recurring service revenues and excludes installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

       The cable television operations in the Restricted Group (other than those of Cablevision of NYC) (such operations, the "Core Restricted Group") served approximately 950,000 subscribers as of June 30, 1995, primarily on Long Island, New York, in Connecticut (principally Fairfield County), in northern New Jersey, in Westchester County, New York and in Cleveland, Ohio. The revenue per subscriber and ratio of premium service units to basic subscribers for cable television systems in the Core Restricted Group for June 1995 were $37.82 and 1.5:1, respectively.

       In July 1992, the Company acquired from Charles F. Dolan, the
     Company's Chairman, substantially all of Cablevision of NYC (the "Cablevision of NYC Acquisition"), a cable television system under development in The Bronx and in parts of Brooklyn, New York. Prior to the acquisition, the Company had a 15% interest in Cablevision of NYC. Mr. Dolan remains a partner in Cablevision of NYC with a 1% interest and the right to certain preferential payments. See "Business--Consolidated Cable Affiliates--Cablevision of New York City" in the Form 10-K. As of June 30, 1995, Cablevision of NYC passed approximately 912,000 homes and served approximately 371,000 subscribers. Construction of the systems in The Bronx and in Brooklyn has been substantially completed. The Company expects that the remaining costs to complete the construction of the Cablevision of NYC systems will be financed by cash flow generated from the operations of Cablevision of NYC and the amounts available under the Company's principal bank credit agreement (the "Credit Agreement"). See "Management's Discussion and Analysis--Liquidity and Capital Resources-- Cablevision of NYC".

       The cable television operations of the Unrestricted Group are conducted through the Company's unrestricted subsidiaries, V Cable and Cablevision MFR, through its unrestricted investments, consisting of A-R Cable, U.S. Cable, CFHI, A-R Cable Partners, Cablevision of Boston, and Cablevision of Newark.

       In August 1994, Cablevision MFR, a wholly-owned subsidiary of the Company, acquired substantially all of the assets of Monmouth Cablevision Associates ("Monmouth Cable") and Riverview Cablevision Associates, L.P. ("Riverview Cable"), consisting of cable television systems in New Jersey. Also in August 1994, CFHI, a corporation jointly-owned by the Company and E.M. Warburg Pincus Investors, L.P., acquired substantially all of the assets of Framingham Cablevision Associates Limited Partnership ("Framingham Cable"), consisting of a cable television system in Massachusetts. Additionally, in June 1994, a partnership comprised of subsidiaries of the Company and E.M. Warburg, Pincus & Co. Inc. completed the purchase of certain assets of Nashoba Communications, a group of three limited partnerships that operate three cable television systems in Massachusetts.

       V Cable was formed by the Company in February 1989 and served approximately 372,000 subscribers as of June 30, 1995, principally in the suburbs of Cleveland, Ohio and on Long Island. The revenue per subscriber and ratio of premium service units to basic subscribers for V Cable's systems for June 1995 were $31.10 and 1.0:1, respectively. As described under "Business--Consolidated Cable Affiliates--V Cable" in the Form 10-K, the Company consummated a significant restructuring and reorganization involving V Cable and U.S. Cable (the "1992 V Cable Reorganization") on December 31, 1992. See also "Recent Developments--Proposed V Cable Transactions" for a description of certain transactions involving V
     Cable.

     PROGRAMMING SERVICES

       The Company conducts its programming activities through Rainbow Programming, its wholly-owned subsidiary and member of the Unrestricted Group, and through subsidiaries of Rainbow Programming in partnership with certain unaffiliated entities, including National Broadcasting Company, Inc. ("NBC") and Liberty Media Corporation ("Liberty"). Rainbow Programming's businesses include eight regional SportsChannel services, four national entertainment services (American Movie Classics Company ("AMCC"), Bravo Network ("Bravo"), MuchMusic ("MM") and the Independent Film Channel ("IFC")), Rainbow News 12 Company (a regional news service serving Long Island) and the national backdrop sports services of Prime SportsChannel Networks ("Prime SportsChannel"). Rainbow Programming also owns an interest in Madison Square Garden Corporation (discussed below). Rainbow Programming's SportsChannel services provide regional sports programming to the New York, Philadelphia, New England, Chicago, Cincinnati, Cleveland, San Francisco and Florida areas. AMCC is a national program service featuring classic, unedited and non-colorized films from the 1930s through the 1970s. Bravo is a national program service offering international films and performing arts programs, including jazz, dance, classical music, opera and theatrical programs. See "Business--Programming Operations--General" in the Form 10-K. MM is a Canadian music service featuring music primarily from Canadian artists. IFC is a national program service that airs independent films made outside the traditional Hollywood system.

       In July 1994, Rainbow Programming purchased Liberty's 50% interest in AMCC for a purchase price of approximately $181.0 million pursuant to a buy-sell procedure set forth in the Partnership Agreement of AMCC. In July 1995, Rainbow Programming purchased NBC's interest in SportsChannel (New
     York) Associates and Rainbow News 12 Company (the "NBC Option") for an aggregate purchase price of approximately $95.5 million, and, effective as of such date, consolidated the results of operations of SportsChannel (New York) Associates and Rainbow News 12 Company with those of the Company. See "Recent Developments--NBC Option" and "Business-- Programming Services" in the Form 10-K.

       On March 10, 1995, MSG Holdings, L.P. ("MSG Holdings"), a partnership between a subsidiary of Rainbow Programming and a subsidiary of ITT Corporation ("ITT"), acquired Madison Square Garden Corporation ("MSG") in a transaction in which MSG was merged with and into MSG Holdings. MSG owns the Madison Square Garden Arena and the adjoining Paramount Theater, the New York Rangers professional hockey team, the New York

     Knicks professional basketball team and the Madison Square Garden Network, a sports programming network with over five million subscribers. Rainbow Programming has the option until March 10, 1996 to (i) acquire interests in MSG Holdings from ITT sufficient to equalize the interests of ITT and Rainbow Programming in MSG Holdings, (ii) maintain its investment at the initial level, or (iii) require ITT to purchase 50% of Rainbow Programming's initial interest in MSG Holdings at the price paid by Rainbow Programming for such interest plus an adjustment for Rainbow Programming's share of MSG Holdings' operating income after interest expense, if any, following the closing of the acquisition of MSG. Rainbow Programming has not determined which alternative it will pursue. See "Business--Programming Services" in the Form 10-K.

     ADVERTISING SERVICES

       Rainbow Advertising sells advertising time to national, regional and local advertisers on behalf of the Company's cable television systems and the SportsChannel and Rainbow News 12 Company programming services, as well as on behalf of unaffiliated cable television systems.

                              RECENT DEVELOPMENTS

     PROPOSED V CABLE TRANSACTIONS

       The Company, V Cable and VC Holding have entered into a general, non-binding letter of intent with General Electric Capital Corporation ("GECC"), the principal creditor of V Cable. In the transactions proposed by the letter of intent, the Company would issue to GECC preferred stock having an initial aggregate liquidation preference of $500 million for an aggregate purchase price of $500 million. It is anticipated that such preferred stock would be redeemable at the option of the Company and would be convertible at the option of the holder at certain times and in certain circumstances in whole or in part into Class A Common Stock at a conversion rate based upon the trading value of the Class A Common Stock at the time of such conversion. The Company would make an equity capital contribution to V Cable of the gross proceeds from such issuance and V Cable would apply such amounts as set forth below. The preferred stock to be issued to GECC will rank on a parity with the New Preferred Stock offered hereby.

       As part of the proposed transactions contemplated by the letter of intent (together with the issuance of the preferred stock to GECC, the "Proposed V Cable Transactions"), the $500 million capital contribution received by V Cable would be applied as follows: (i) approximately $26 million to repay V Cable's outstanding indebtedness to GECC; (ii) approximately $93 million to repay to GECC a portion of U.S. Cable's debt payable by V Cable under certain circumstances; (iii) approximately $331 million to repay to GECC a portion of VC Holding's indebtedness; and (iv) $50 million would be used by VC Holding to make a preferred capital contribution to U.S. Cable as discussed below. The Company's $500 million capital contribution to V Cable has received the requisite approval of a majority of the Company's banks under the Credit Agreement.

       The Proposed V Cable Transactions also contemplate that V Cable will enter into one or more agreements pursuant to which, following the receipt of any required franchise and regulatory approvals, V Cable or one or more of its subsidiaries (i) will purchase the 80% of U.S. Cable that V Cable does not already own for approximately $4 million, (ii) will make a preferred capital contribution to U.S. Cable of $50 million, and (iii) will assume approximately $165 million of U.S. Cable indebtedness payable to GECC.

       As part of the Proposed V Cable Transactions, GECC would also agree to provide two new credit facilities, a $325 million three year revolving credit facility for V Cable's Ohio subsidiary (approximately $210 million of which would be drawn upon entering into such agreement) and a $260 million two year revolving credit facility for V Cable's Long Island subsidiary (approximately $220 million of which would be drawn upon entering into such agreement). The initial amounts drawn under the respective revolving credit facilities will be used to repay all remaining VC Holding debt to GECC. Both the Ohio and Long Island credit facilities would be entered into upon completion of final documentation and the receipt of any required franchise or regulatory approvals.

       The letter of intent between the Company and GECC is a general, non-binding letter of intent. There can be no assurance that the Proposed V Cable Transactions will be consummated or will be consummated in the form described in the letter of intent. If the Proposed V Cable Transactions, or similar transactions with respect to V Cable, fail to occur, then V Cable believes that it is likely that it will be unable to meet certain of its financial covenants as of September 30, 1995. To remedy the anticipated covenant defaults, V Cable may request waivers and/or amendments to its credit agreement and/or seek equity contributions from the Restricted Group. During 1995, the Restricted Group has made equity contributions aggregating $1.9 million to enable V Cable to meet certain of its financial covenants. There can be no assurance as to V Cable's ability to accomplish either of these alternatives in the future or the terms or timing of such alternatives. Assuming any covenant defaults are waived or cured, V Cable anticipates that its cash flow from operations and amounts available under the VC Holding revolving credit line will be sufficient to service its debt, to fund its capital expenditures and to meet its working capital requirements through 1996.

     NBC OPTION

       On July 12, 1995, Rainbow Programming consummated the purchase of
     NBC's interest in SportsChannel (New York) Associates and Rainbow News 12 Company pursuant to the NBC Option, which Rainbow Programming entered into with NBC in connection with the MSG Acquisition, for an aggregate purchase price of approximately $95.5 million, and, effective as of such date, consolidated the results of operations of SportsChannel (New York) Associates and Rainbow News 12 Company with those of the Company. The purchase was financed principally by a drawdown of approximately $94.0 million under Rainbow Programming's $202 million amended and restated credit facility and an equity contribution by the Company of the balance of the purchase price.

     CABLEVISION OF BOSTON ACQUISITION

       In June 1994, the Company and Cablevision of Boston entered into an agreement which is designed to give the Company full ownership of Cablevision of Boston. The agreement provides for the acquisition by the Company of the interests of Cablevision of Boston which it does not already own in a series of transactions. See "Condensed Pro Forma Consolidated Financial Information". Consummation of the transactions would result in the limited partners in Cablevision of Boston receiving Class A Common Stock of the Company with an expected aggregate market value of approximately $40 million. Upon consummation of the acquisition of Cablevision of Boston, the Company expects Cablevision of Boston to become a member of the Restricted Group. All outstanding subordinated advances made by the Company to Cablevision of Boston will become intercompany indebtedness if the acquisition of Cablevision of Boston is consummated. In addition, the Company, along with certain of its affiliates, are parties to a lawsuit filed with respect to the Company's acquisition of Cablevision of Boston. The action is brought on behalf of a purported class consisting of limited partners in Cablevision of Boston and seeks, among other matters, to enjoin the proposed acquisition of Cablevision of Boston and damages. The Company, along with the other defendants, is defending the action.

     IMPACT OF PENDING TELECOMMUNICATIONS LEGISLATION ON FCC CABLE RATE
     REGULATION

       Both the U.S. Senate and the House of Representatives have passed legislation that would significantly relax cable rate regulation. The Senate bill would modify the 1992 Cable Act's definition of "effective competition" to deregulate all cable rates, including basic service rates, whenever a telephone company begins to offer comparable video programming services to subscribers in a cable operator's franchise area. The Senate bill also limits the FCC's ability to regulate rates for non-basic services offered by an operator not subject to "effective competition" only to instances in which an operator's rates for such services substantially exceed the national average.

       The House bill would deregulate non-basic rates charged by a cable operator, on a franchise area by franchise area basis, as soon as a telephone company has been authorized to construct video dialtone facilities or has been authorized by the FCC or local franchising authorities to provide video programming to subscribers in the operator's franchise area by any means. Non-basic rates in all franchise areas would be deregulated 15 months after the date of enactment, whether or not a telephone company has been so authorized in a particular franchise area. The regulation of rates for basic service offered by an operator not subject to "effective competition" would remain unchanged.

       The differences between the Senate and House passed bills would need to be reconciled before the legislation could become law. The Company cannot at this point predict whether any legislation ultimately will be enacted into law or the final form any such legislation would take.

                                USE OF PROCEEDS

       The Company will not receive any cash proceeds from the issuance of the New Preferred Stock offered hereby. In consideration for issuing the New Preferred Stock as contemplated in this Prospectus, the Company will receive in exchange a like number of shares of Old Preferred Stock with a like aggregate liquidation preference, the terms of which are identical in all material respects to the New Preferred Stock. The Old Preferred Stock surrendered in exchange for the New Preferred Stock will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Preferred Stock will not result in any change in capitalization of the Company.

       The net proceeds received by the Company from the offering of the Old Preferred Stock were $ 239.3 million. The Company applied approximately $103.1 million (plus accrued dividends thereon) of such net proceeds to the redemption of the Company's outstanding Series E Preferred Stock and the remainder to the repayment of borrowings under the Company's Credit Agreement. All of the borrowings repaid may be reborrowed under the Credit Agreement and the Company expects to reborrow such amount in the future for general corporate purposes. The Company expects to raise additional funds in the future. See "Management's Discussion and Analysis--Liquidity and Capital Resources" for information concerning the Company's significant expected expenditures.

                              THE EXCHANGE OFFER

     GENERAL

       In connection with the sale of the Old Preferred Stock, the purchasers thereof became entitled to the benefits of certain registration rights (the "Registration Rights"). Pursuant to the agreement governing the Registration Rights (the "Registration Rights Agreement"), the Company agreed (x) within 30 days after September 26, 1995 to file a registration statement (the "Exchange Offer Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to a registered offer to exchange the Old Preferred Stock for the New Preferred Stock, which will have terms identical in all material respects to the Old Preferred Stock (except that the New Preferred Stock will not contain terms with respect to transfer restrictions) and (y) to use its best efforts to cause the Exchange Offer Registration Statement to become effective within 120 days after September 26, 1995. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the New Preferred Stock in exchange for surrender of the Old Preferred Stock. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Preferred Stock. For each share of Old Preferred Stock surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Preferred Stock will receive a share of New Preferred Stock having a liquidation preference equal to that of the surrendered Old Preferred Stock.

       Under existing interpretations of the staff of the Commission, the New Preferred Stock would in general be freely transferable after the Exchange Offer without further registration under the Securities Act by holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchases such New Preferred Stock directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Preferred Stock are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Preferred Stock. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new Preferred Stock.

        In the event that applicable interpretations of the staff of the Securities and Exchange Commission (the "Commission") would not permit the Company to effect the Exchange Offer or, if for any other reason the Exchange Offer was not consummated within 180 days of the issuance of the Old Preferred Stock, the Company agreed to use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Preferred Stock and to keep the Shelf Registration Statement effective until three years after the date of issuance of the Old Preferred Stock or such shorter period to terminate once all the Old Preferred Stock covered by the Shelf Registration Settlement have been sold pursuant to such Shelf Registration Statement.

       Each holder of Old Preferred Stock who wishes to exchange Old Preferred Stock for New Preferred Stock in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Preferred Stock acquired directly from the Company for its own account, (ii) any shares of New Preferred Stock to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Preferred Stock. In addition, in connection with any resales of New Preferred Stock, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Preferred Stock for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Preferred Stock (other than a resale of an unsold allotment from the original sale of Old Preferred Stock) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Preferred Stock. The Company also agreed that in the event that either (i) the Exchange Offer Registration Statement was not filed with the Commission on or prior to the 30th calendar day following the date of original issue of the Old Preferred Stock, or (ii) the Exchange Offer was not consummated or a Shelf Registration Statement was not declared effective on or prior to the 180th calendar day following the date of original issue of the Old Preferred Stock, the dividend rate borne by the Old Preferred Stock would be increased by one-quarter of one percent per annum for the first 30 days following such 30-day period in the case of (i) above or the first 90 days following such 180-day period in the case of
     (ii) above. Such dividend rate would increase by an additional one-quarter of one percent per annum at the beginning of each subsequent 30-day period in the case (i) above, or 90-day period in the case of (ii) above, up to a maximum aggregate increase of one percent per annum. In the event that Exchange Debentures are issued prior to the issuance of the New Preferred Stock, the provisions herein shall apply equally in respect of the registration of any Exchange Debentures provided that changes in the dividend rate shall result in corresponding changes in the interest rate applicable to the Exchange Debentures. The Company agreed that upon (x) the filing of the Exchange Offer Registration Statement or (y) the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, the dividend rate borne by the Old Preferred Stock would be reduced to the original dividend rate. The Exchange Offer
     Registration Statement was filed on October    , 1995 within 30 days of
     the date of original issue of the Old Preferred Stock, and thus no increase in the interest rate borne by the Old Preferred Stock has been made under
     (i) above.

       In the event an exchange offer is consummated, the Company will not be required to file a Shelf Registration Statement to register any outstanding Old Preferred Stock other than those held by affiliates of the Company, and the dividend rate on such Old Preferred Stock will remain at its initial level of 11 3/4%. The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged New Preferred Stock for all outstanding Old Preferred Stock (other than Old Preferred Stock held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, New Preferred Stock for all Old Preferred Stock that have been tendered and not withdrawn on the date that is 30 days following the commencement of such Exchange Offer. In such event, holders of Old Preferred Stock seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Description of New Preferred Stock-- Registration Rights Agreement" and "Risk Factors."

       Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Preferred Stock properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue one share of New Preferred Stock with a liquidation preference of $100 in exchange for each one share of issued and outstanding Old Preferred Stock with a liquidation preference of $100 accepted in the Exchange Offer. Holders may tender some or all of their Old Preferred Stock pursuant to the Exchange Offer in integral multiples of one share.

       Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act provided that such New Preferred Stock are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Preferred Stock. Any holder of Old Preferred Stock who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Stock could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

       As of the date of this Prospectus, 2,500,000 shares of Old Preferred Stock with an aggregate liquidation preference of $250,000,000 is issued and outstanding. In connection with the issuance of the Old Preferred Stock, the Company arranged for the Old Preferred Stock to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A.

       This Prospectus, together with the accompanying letter of transmittal (the "Letter of Transmittal"), is being sent to all registered holders as
     of               , 1995 (the "Record Date").

       The Company shall be deemed to have accepted validly tendered Old Preferred Stock when, as and if the Company has given oral or written
     notice thereof to                                   (the "Exchange Agent").
     See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Preferred Stock for the purpose of receiving New Preferred Stock from the Company and delivering New Preferred Stock to such holders.

       If any tendered Old Preferred Stock are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

       Holders of Old Preferred Stock who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Preferred Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

     EXPIRATION DATE; EXTENSIONS; AMENDMENTS

       The term "Expiration Date" shall mean            , 1995 unless the
     Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

       In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Preferred Stock an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

       The Company reserves the right (i) to delay acceptance of any Old Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Preferred Stock not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Preferred Stock. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Preferred Stock of such amendment.

       Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

     DIVIDENDS ON THE NEW PREFERRED STOCK

       Dividends on the New Preferred Stock will accumulate from the Accrual Date, payable quarterly in arrears on January 1, April 1, July 1 and October 1, of each year commencing on January 1, 1996, at the rate of 11 3/4% per annum out of legally available funds. Holders of Old Preferred Stock whose Old Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Preferred Stock accumulated from the Accrual Date until the date of the issuance of the New Preferred Stock. Consequently, holders who exchange their Old Preferred Stock for New Preferred Stock will receive the same dividend payment on January 1, 1996 (the first dividend payment date with respect to the Old Preferred Stock and the New Preferred Stock) that they would have received had they not accepted the Exchange Offer.

     PROCEDURES FOR TENDERING

       To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Preferred Stock and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

       The tender by a holder of Old Preferred Stock will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

       Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

       The method of delivery of Old Preferred Stock and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Preferred Stock should be sent to the Company.

       Only a holder of Old Preferred Stock may tender such Old Preferred
     Stock in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Preferred Stock are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

       Any beneficial holder whose Old Preferred Stock are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Preferred Stock, either make appropriate arrangements to register ownership of the Old Preferred Stock in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

       Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Preferred Stock tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

       If the Letter of Transmittal is signed by a person other than the registered holder of any Old Preferred Stock listed therein, such Old Preferred Stock must be endorsed or accompanied by appropriate stock powers which authorize such person to tender the Old Preferred Stock on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Preferred Stock.

       If the Letter of Transmittal or any Old Preferred Stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

       All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Preferred Stock will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Preferred Stock not properly tendered or any Old Preferred Stock the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Preferred Stock must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Preferred Stock nor shall any of them incur any liability for failure to give such notification. Tenders of Old Preferred Stock will not be deemed to have been made until such irregularities have been cured or waived. Any Old Preferred Stock received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Preferred Stock unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

       In addition, the Company reserves the right in its sole discretion to
     (a) purchase or make offers for any Old Preferred Stock that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Preferred Stock in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

     GUARANTEED DELIVERY PROCEDURES

       Holders who wish to tender their Old Preferred Stock and (i) whose Old Preferred Stock are not immediately available, or (ii) who cannot deliver their Old Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or if such Holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a)  The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Preferred Stock, the certificate number or numbers of such Old Preferred Stock and the number of shares of Old Preferred Stock tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Preferred Stock to be tendered in prior form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Preferred Stock in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

     WITHDRAWAL OF TENDERS

       Except as otherwise provided herein, tenders of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

       To withdraw a tender of Old Preferred Stock in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old

     Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the Old Preferred Stock to be withdrawn (including the certificate number or numbers and number of shares of such Old Preferred Stock), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Preferred Stock were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Preferred Stock to register the transfer of such Old Preferred Stock into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Preferred Stock are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Preferred Stock will be issued with respect thereto unless the Old Preferred Stock so withdrawn are validly retendered. Any Old Preferred Stock which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Preferred Stock may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

     TERMINATION

       Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Preferred Stock for, any Old Preferred Stock not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Preferred Stock if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute rule or regulation is interpreted by the staff of the Commission in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

       If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Preferred Stock and return any Old Preferred Stock that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Preferred Stock tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Preferred Stock to withdraw their tendered Old Preferred Stock, (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Preferred Stock that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Preferred Stock, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders if the Old Preferred Stock, if the Exchange Offer would otherwise expire during such period. See "Description of New Preferred Stock--Registration Rights Agreement."

     EXCHANGE AGENT

                                has been appointed as Exchange Agent for the
     Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     By Mail:

By Hand or
 Overnight Courier:






 Facsimile Transmission:

 Confirm by Telephone:

 FEES AND EXPENSES

       The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

       The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Preferred Stock and in handling or forwarding tenders for exchange.

       The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

       The Company will pay all transfer taxes, if any, applicable to the exchange of Old Preferred Stock pursuant to the Exchange Offer. If, however, certificates representing New Preferred Stock or Old Preferred Stock not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Preferred Stock tendered, or if tendered Old Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

     ACCOUNTING TREATMENT

       No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Preferred Stock under generally accepted accounting principles.

                                CAPITALIZATION

       The following table sets forth the consolidated capitalization of the Company and its consolidated subsidiaries at June 30, 1995 and as adjusted to reflect the pro forma consolidated capitalization of the Company and its consolidated subsidiaries at June 30, 1995, adjusted to give effect to (i) the proposed acquisition of Cablevision of Boston and (ii) the Proposed V Cable Transactions and as further adjusted to reflect the issuance of $250 million of the Old Preferred Stock, and the application of all of the estimated net proceeds to the Company from the offering of the Old Preferred Stock to redeem the Series E Preferred Stock and repay borrowings under the Company's Credit Agreement. The Old Preferred Stock surrendered in exchange for the New Preferred Stock will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Preferred Stock will not result in any change in capitalization of the Company. See "Recent Developments", "Use of Proceeds" and "Condensed Pro Forma Consolidated Financial Statements".


                                                                                        AS OF JUNE 30, 1995
                                                                --------------------------------------------------------------------

                                                                                               PRO              AS ADJUSTED
                                                                      HISTORICAL              FORMA              PRO FORMA
                                                                ---------------------  ---------------------  ----------------------

                                                                                       (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
     Restricted Group:
         Bank indebtedness(1)..................................      $ 1,142,749         $ 1,223,522            $  1,084,222
         9 7/8% Senior Subordinated Debentures due 2013........          198,898             198,898                 198,898
         9 7/8% Senior Subordinated Debentures due 2023........          149,673             149,673                 149,673
         10 3/4% Senior Subordinated Debentures due 2004.......          275,000             275,000                 275,000
         Capitalized lease obligations.........................           10,226              12,274                  12,274
                                                                     -----------         -----------            ------------
                    Total......................................        1,776,546           1,859,367               1,720,067
                                                                     -----------         -----------            ------------
     V Cable:
         Senior debt...........................................          880,888             430,888                 430,888
                                                                     -----------         -----------            ------------
     MFR:
         Senior bank debt......................................          209,000             209,000                 209,000
         Subordinated notes....................................          141,268             141,268                 141,268
                                                                     -----------         -----------            ------------
                    Total......................................          350,268             350,268                 350,268
                                                                     -----------         -----------            ------------
         Other Unrestricted Subsidiaries:
              Other indebtedness(2)............................          148,028             313,028                 313,028
              Obligation to related party(3)...................          190,212             190,212                 190,212
                                                                     -----------         -----------            ------------
                    Total......................................          338,240             503,240                 503,240
                                                                     -----------         -----------            ------------
                         Total long-term debt..................        3,345,942           3,143,763               3,004,463
                                                                     -----------         -----------            ------------

  Old Preferred Stock/New Preferred Stock......................               --                  --                 250,000
                                                                     -----------         -----------            ------------

  STOCKHOLDERS' DEFICIENCY:
     Series C Cumulative Preferred Stock:
          Authorized--225,000 shares
          Outstanding--110,622 shares..........................                1                   1                       1
     Series E Redeemable Exchangeable Convertible Preferred Stock:
          Authorized--100,000 shares
          Outstanding--100,000 shares..........................                1                   1                      --
     Series I Redeemable Convertible Preferred Stock(4)........               --                   5                       5
     Class A Common Stock:
          Authorized--50,000,000 shares
          Outstanding--12,116,867 shares.......................              121                 127                     127
     Class B Common Stock:
          Authorized--20,000,000 shares
          Outstanding--11,673,922 shares.......................              117                 117                     117
     Capital contributed in excess of (less than) par
      value....................................................          (71,888)            464,710                 354,011
     Accumulated deficit.......................................       (1,941,878)         (1,975,495)             (1,975,495)
                                                                     -----------         -----------            ------------
                                                                      (2,013,526)         (1,510,534)             (1,621,234)
     Treasury stock............................................           (3,237)             (3,237)                 (3,237)
                                                                     -----------         -----------            ------------
                    Total stockholders' deficiency.............       (2,016,763)         (1,513,771)             (1,624,471)
                                                                     -----------         -----------            ------------
                         Total capitalization..................      $ 1,329,179         $ 1,629,992            $  1,629,992
                                                                     ===========         ===========            ============

FOOTNOTES:

     (1) See "Management's Discussion and Analysis--Liquidity and Capital Resources" and the Consolidated Financial Statements for a description of the bank indebtedness. This indebtedness consists of the Company's indebtedness under its principal bank credit agreement, the New Jersey subsidiary credit agreement and the Cablevision of NYC credit agreement. These amounts do not include approximately $22.7 million reserved under the Company's bank credit agreements for certain letters of credit issued on behalf of the Company. The Company and its New Jersey subsidiary are jointly and severally liable under the New Jersey subsidiary credit agreement.
     (2) On July 12, 1995, Rainbow Programming incurred an additional approximately $94.0 million of indebtedness in connection with the exercise of the NBC Option.
     (3) Obligation of NYC LP Corp., a wholly-owned Unrestricted Group subsidiary, relating to the acquisition of Cablevision of NYC, which obligation has been guaranteed by the Company. NYC LP Corp.'s obligation under such guarantee may be paid in cash or, at the Company's option, shares of the Company's Common Stock. Under the Credit Agreement, the Company is currently prohibited from paying all but $40.0 million of this obligation in cash and, accordingly, without the consent of the Company's bank lenders, would be required to pay it in shares of the Company's Common Stock.
     (4) Issuable in connection with the Proposed V Cable Transactions. See "Recent Developments--Proposed V Cable Transactions" for a discussion of such transactions.

                         DESCRIPTION OF CAPITAL STOCK

       The Company is authorized to issue 80,000,000 shares of capital stock, of which 50,000,000 shares are Class A Common Stock, par value $.01 per share, 20,000,000 shares are Class B Common Stock, par value $.01 per share, and 10,000,000 shares are preferred stock, par value $.01 per share, of which the Preferred Stock offered hereby will be a series.

     CLASS A COMMON STOCK AND CLASS B COMMON STOCK

       Voting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Class A Common Stock vote as a separate class and are entitled to elect 25% of the total number of directors constituting the whole Board of Directors (the "Class A Directors") and, if such 25% is not a whole number, then the holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors. If, however, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of Common Stock, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class with respect to the election of directors and the holders of Class A Common Stock will not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and holders of Class B Common Stock will have ten votes per share for all directors. If, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is less than 12 1/2% of the total number of outstanding shares of both classes of Common Stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of Class A Directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, would vote together with the holders of Class B Common Stock to elect the remaining directors to be elected at such meeting, with the holders of class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share.

       In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Class B Common Stock and for any amendment, alteration or repeal of any provisions of the Company's Certificate of Incorporation which would affect adversely the powers, preferences or rights of the Class B Common Stock. The Company's Certificate of Incorporation does not provide for cumulative voting.

       Conversion. The Class A Common Stock has no conversion rights.
     The Class B Common Stock is convertible into Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock.

       Dividends. Holders of Class A Common Stock and Class B Common
     Stock are entitled to receive dividends equally on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor. No dividend may be declared or paid in cash or property on shares of either Class A Common Stock or Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of common stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as holders of Class B Common Stock receive (payable in shares of Class B Common Stock). The Company's Certificate of Incorporation provides that the distribution of shares of capital stock of any subsidiary to common stockholders may differ to the extent that the common stock differs as to voting rights and rights in connection with certain dividends.

       Liquidation. Holders of Class A Common Stock and Class B Common
     Stock share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation.

       Other Terms. Neither the Class A Common Stock nor the Class B
     Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. In any merger, consolidation or business combination the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

       Restrictions on Ownership. Transfer of shares of Class A Common Stock or Class B Common Stock which could result in a change of control of the Company may require the approval of state agencies or local franchising authorities in certain states in which the Company operates.

       Transfer Agent. The Company's transfer agent and registrar for the Class A Common Stock is Mellon Securities Trust Company.

       No Preemptive Rights. The shares of common stock have no preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

     PREFERRED STOCK

       The following description of the terms of the Company's preferred stock sets forth certain general terms and provisions of the preferred stock. The description set forth below is subject to and qualified in its entirety by reference to the certificate of designations establishing a particular series of preferred stock.

       General. Under the Certificate of Incorporation, the Board of
     Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series. Subject to limitations imposed by law or the Company's Certificate of Incorporation, the Board of Directors is empowered to determine (a) the maximum number of shares to constitute the series and the distinctive designation thereof; (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; (c) the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative; (d) whether the shares of such series shall be subject to redemption by the Company, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption; (e) the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Company; (f) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof; (g) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the Class A Common Stock, the Class B Common Stock or any other class or classes of stock of the Company ranking junior to the shares of such series either as to dividends or upon liquidation; (i) the conditions or restrictions, if any, upon the creation or indebtedness of the Company or upon the issue or any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up; (j) whether fractional interests in shares of the series will be offered in the form of Depositary Shares; and
     (k) any other preference and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

       Designated Preferred Stock. The authorized preferred stock of the Company consists of (i) 200,000 shares of Series B Cumulative Preferred Stock, $.01 par value and $100 liquidation value per share (the "Series B Preferred Stock"), none of which are outstanding, (ii) 112,500 shares of Series C Cumulative Preferred Stock, $.01 par value and $100 liquidation value per share (the "Series C Preferred Stock"), of which 110,622 shares were outstanding at June 30, 1995, (iii) 112,500 shares of Series D Cumulative Preferred Stock, $.01 par value and $100 liquidation value per share, none of which are outstanding (the "Series D Preferred Stock"), (iv) 100,000 shares of Series E Redeemable Exchangeable Convertible Preferred Stock, $.01 par value and $1,000 liquidation preference per share

     (the "Series E Preferred Stock"), 100,000 of which are outstanding at June 30, 1995, (v) 100,000 shares of Series F Redeemable Preferred Stock, $.01 par value and $1,000 liquidation preference per share, none of which are outstanding (the "Series F Preferred Stock"), and (vi) 4,500,000 shares of 11 3/4 Series G Redeemable Exchangeable Preferred Stock, 2,500,000 shares of which were issued on September 26, 1995 and are outstanding (the "Series G Preferred Stock" and the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and the Series G Preferred Stock are hereinafter sometimes collectively referred to as the "Authorized Preferred Stock"). The Series A Preferred Stock, $.01 par value, was cancelled by the Board of Directors on February 2, 1988. The Company does not expect to issue any Series B Preferred Stock. The Series D Preferred Stock would have been issuable upon conversion of the Series C Preferred Stock. The Company expects to redeem the Series E Preferred Stock on November 2, 1995. The Series F Preferred Stock would have been issuable upon conversion of the Series E Preferred Stock. The Company does not expect to issue any Series F Preferred Stock.

       The holders of such Series B Preferred Stock are entitled, when declared by the Board of Directors, to dividends at the time legally available at the annual rate of $12.00 per share prior and in preference to any declaration of payment of any dividend on the common stock of the Company. The holders of Series C Preferred Stock and Series D Preferred Stock are entitled, when declared by the Board of Directors, to dividends out of legally available funds at the annual rate of $8.00 per share prior and in preference to any declaration of payment of any dividend on the common stock of the Company. The right to dividends on shares of the Authorized Preferred Stock are cumulative. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock and Series D Preferred Stock are entitled to receive a preferential amount equal to $100 for each share of Series C Preferred Stock and Series D Preferred Stock held plus all dividends (whether or not earned or declared) accrued and unpaid on such shares of Authorized Preferred Stock to the date of final distribution in preference to any such distribution to the holders of the common stock of the Company.

       The Company at its option may, but shall not be required to, redeem, at any time and from time to time, on not less than 30 days nor more than 60 days prior notice, any or all shares of Series B Preferred Stock then outstanding at a price of $100 per share plus all dividends (whether or not earned or declared) accrued and unpaid on the shares of Series B Preferred Stock to the date fixed for redemption (the "Series B Preferred Stock Redemption Price"). During the period ending 30 years from the date of authorization, no such redemption may be made unless the closing price per share of the Class A Common Stock on any 20 trading days within a period of 30 consecutive trading days preceding the date of the notice of redemption was at least 150% of the conversion price of the Series B Preferred Stock. Commencing 30 years from the date of authorization, the Series B Preferred Stock may be redeemed at the Series B Preferred Stock Redemption Price at any time.

       At any time and from time to time commencing on December 31, 1997, the holders of Series C Preferred Stock and Series D Preferred Stock may require the Company to redeem, upon 30 days' notice to the Company, any or all of the shares of Series C Preferred Stock and Series D Preferred Stock then outstanding at a price equal to the lesser of (i) $100 per share or
     (ii) the present value of $100, discounted from December 31, 2007 to the date of such redemption, plus, in each case, all dividends (whether or not earned or declared) accrued and unpaid on the shares of Series C Preferred Stock and Series D Preferred Stock to the date fixed for redemption (the "Series C Preferred Stock and Series D Preferred Stock Redemption Price"). The Company may, at its option, upon notice to the holders requesting redemption within 20 days of such holders' notice to the Company, convert all or part of such shares of Series C Preferred Stock into Class B Common Stock and all or part of such shares of Series D Preferred Stock into Class A Common Stock. The company at its option may, but shall not be required to, redeem, at any time and from time to time after December 31, 1997 on not less than 30 days' nor more than 60 days' prior notice, any or all of the shares of Series C Preferred Stock and Series D Preferred Stock then outstanding at the Series C Preferred Stock and Series D Preferred Stock Redemption Price.

       At any time and from time to time until three days prior to a redemption by the Company, any holder of Series B Preferred Stock may elect to convert such shares into that number of shares of Class A Common Stock determined by dividing $100 plus an amount equal to all dividends (whether or not earned or declared) accrued or unpaid on any shares of Series B Preferred Stock being converted by $19.575. If the Company elects to convert any shares of Series C Preferred Stock or Series D Preferred Stock after a demand for redemption by such holders, the number of shares to be issued by the Company shall be calculated by dividing the applicable Series C Preferred Stock and Series D Preferred Stock Redemption Price by the average of the market price of a share of Class A Common Stock for the 30 trading days preceding the date on which a holder gives notice of its election to convert such shares. Holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have no voting rights except as to which they may be entitled under the laws of the State of Delaware.

       If the Company elects to convert any shares of Series C Preferred
     Stock or Series D Preferred Stock after a demand for redemption by such holders, the number of shares to be issued by the Company shall be calculated by dividing the applicable Series C Preferred Stock and Series D Preferred Stock Redemption Price by the average of the market price of a share of Class A Common Stock for the 30 trading days preceding the date on which a holder gives notice of its election to convert such shares. Holders of Series C Preferred Stock and Series D Preferred Stock have no voting rights except as to which they may be entitled under the laws of the State of Delaware.

       The Series G Preferred Stock, with respect to dividends and distributions upon the liquidation, winding up and dissolution of the Company, ranks (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the Board of Directors (except as set forth below) which does not expressly provide that it ranks senior to the Series G Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Stock");
     (ii) on a parity with the Series B Preferred Stock, Series C Preferred Stock (after the Series E Preferred Stock is no longer outstanding), Series D Preferred Stock and any other class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Series G Preferred Stock by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series G Preferred Stock as to dividends and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Series G Preferred Stock by the Board of Directors, the terms of which specifically provide that such class or series will rank senior to the Series G Preferred Stock as to dividends and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as "Senior Securities").

       The holders of Series G Preferred Stock are entitled, when declared by the Board of Directors, to dividends at the annual rate of 11 3/4% per share of Series G Preferred Stock. The right to dividends on the Series G Preferred Stock is cumulative (whether or not earned or declared). Before October 1, 2000, dividends may, at the option of the Company, be paid either in cash or fully paid and non-assessable shares of Series G Preferred Stock with an aggregate liquidation preference equal to the amount of such dividend. On and after October 1, 2000, dividends may only be paid in cash. If any dividend (or portion thereof) payable on any dividend payment date on or after October 1, 2000 is not paid in full in cash on the dividend payment date therefor, the amount of such dividend that is payable and that is not paid in cash on such date will increase at the rate of 11 3/4% per annum from such dividend payment until paid in full.

       No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been paid or set apart for such payment on the Series G Preferred Stock. If full dividends are not so paid, the Series G Preferred Stock shall share dividends pro rata with the Parity Securities. Subject to certain exceptions set forth in the Certificate of Designations for the Series G Preferred Stock, no dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock in additional shares of Junior Stock), and no Junior Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the Series G Preferred Stock.

       The Company may redeem the Series G Preferred Stock at any time after October 1, 2002, in whole or in part, at certain redemption prices. In addition, the Company may redeem shares of Series G Preferred Stock at any time before October 1, 1998 at a redemption price per share equal to the liquidation preference of $100, plus accrued and unpaid dividends plus a premium of $10 per share, out of the net proceeds of the sale of Junior Stock to a strategic equity investor or a public offering of Class A Common Stock. Furthermore, the company may, at its option, prior to October 1, 2002, redeem the Series G Preferred Stock at any time within 180 days, at certain redemption prices, after a Change in Control (as defined in the Certificate of Designations for the Series G Preferred Stock). On October 1, 2007, the Company will be required to redeem all outstanding shares of Series G Preferred Stock.

       On or after January 1, 1996, the Company may, at its option, on any scheduled dividend payment date, exchange the Series G Preferred Stock for the Company's 11 3/4% Senior Subordinated Debentures due 2007.

       In the event of any liquidation, winding up or dissolution of the Company, holders of Series G Preferred Stock will be entitled to receive a preferential amount equal to $100 per share, plus all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up of the Company (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding up), before any distribution is made on the Junior Stock. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series G Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series G Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preferences to which they are entitled, the holders of shares of Series G Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

       Holders of the Series G Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations therefor. The Certificate of Designations for the Series G Preferred Stock provides that (a) dividends on the Series G Preferred Stock are in arrears and unpaid (and if after October 1, 2000, such dividends are not paid in cash) for six quarterly periods (whether or not consecutive), or (b) the company fails to discharge its redemption obligation to redeem the Series G Preferred Stock on October 1, 2007, the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding Series G Preferred Stock, voting as a class, to elect a director. Such voting rights will continue until such time as all dividends in arrears on the Series G Preferred Stock are paid in full (and in the case of dividends payable after October 1, 2000, paid in cash) and any failure, breach or default referred to in clause (b) is remedied, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (a) and (b) above is referred to herein as a "Voting Rights Triggering Event."

       The Certificate of Designations for the Series G Preferred Stock also provides that the Company will not authorize any class of Senior Securities without the affirmative vote or consent of holders of at least a majority of the shares of Series G Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class. The Company may not amend the Certificate of Designations for the Series G Preferred Stock so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series G Preferred Stock, or authorize the issuance of any additional shares of Series G Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series G Preferred Stock, voting or consenting, as the case may be, as one class.

       Without the affirmative vote or consent of a majority of the issued and outstanding shares of Series G Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless: (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) the Series G Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation the same powers, preferences and relative participating, optional or special rights, and the qualifications, limitations or restrictions thereon, that the Series G Preferred Stock had immediately prior to such transactions; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred and be continuing. Notwithstanding the foregoing, the Company may consolidate or merger with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person if the Company makes adequate provision (i) prior to October 1, 2002, to redeem the Series G Preferred Stock after a Change in Control (as defined in the Certificate of Designations for the Series G Preferred Stock) or (ii) on or after October 1, 2002, to redeem the Series G Preferred Stock at the applicable redemption price set forth in the Certificate of Designations therefor.

          DESCRIPTION OF NEW PREFERRED STOCK AND EXCHANGE DEBENTURES

     NEW PREFERRED STOCK

       The New Preferred Stock will be issued pursuant to a certificate of designations (the "Certificate of Designations"). The summary contained herein of certain provisions of the New Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designations. The definitions of certain terms used in the Certificate of Designations and in the following summary are set forth below under "--Certain Definitions."

      GENERAL.

       The Board of Directors has adopted resolutions authorizing the issuance of up to 4,500,000 shares of New Preferred Stock, which consist of 2,500,000 shares of New Preferred Stock issuable in exchange for Old Preferred Stock plus 2,000,000 additional shares of New Preferred Stock which may be used to pay dividends on the New Preferred Stock if the Company elects to pay dividends in additional shares of Preferred Stock, and will file a Certificate of Designations with respect thereto with the Secretary of State of the State of Delaware as required by Delaware law. The Old Preferred Stock surrendered in exchange for the New Preferred Stock will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Preferred Stock will not result in any change in capitalization of the Company. The New Preferred Stock when issued in accordance with the terms of the Exchange Offer (as defined herein), will be fully paid and non-assessable, and the holders thereof will have no subscription or preemptive rights related thereto.

      RANKING.

       The New Preferred Stock, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Company, will rank
     (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the Board of Directors which does not expressly provide that it ranks senior to the New Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Stock"); (ii) on a parity with the Old Preferred Stock and the Company's Series B Cumulative Convertible Preferred Stock, 8% Series C Cumulative Preferred Stock (the "Series C Preferred Stock"), 8% Series D Cumulative Preferred Stock (which may be issued in exchange for shares of the Series C Preferred Stock) and any other class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Preferred Stock by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Preferred Stock by the Board of Directors, the terms of which specifically provide that such class or series will rank senior to the Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

       The Company may not issue any new class of Senior Securities without the approval of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, as one class.

      DIVIDENDS.

       Holders of New Preferred Stock are entitled, when declared by the Board of Directors, out of funds legally available therefor, to receive dividends on each outstanding share of the New Preferred Stock, at the annual rate of 11 3/4% per share of New Preferred Stock. Dividends on the New Preferred Stock will accumulate from the Accrual Date and are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 1996. Holders of Old Preferred Stock whose Old Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Preferred Stock accrued from the Accrual Date until the date of the issuance of the New Preferred Stock. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the January 1, 1996 dividend payment date for the Old Preferred Stock, holders who exchange their Old Preferred Stock for New Preferred Stock will receive the same dividend payment on January 1, 1996 that they would have received had they not accepted the Exchange Offer. Before October 1, 2000, dividends may, at the option of the Company, be paid either in cash or fully paid and non-assessable shares of New Preferred Stock with an aggregate liquidation preference equal to the amount of such dividend. On and after October 1, 2000, dividends may only be paid in cash. If any dividend (or portion thereof) payable on any dividend payment date on or after October 1, 2000 is not paid in full in cash on the dividend payment date therefor, the amount of such dividend that is payable and that is not paid in cash on such date will increase at the rate of 11 3/4% per annum from such dividend payment date until paid in full.

       No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been paid or set apart for such payment on the

     New Preferred Stock. If full dividends are not so paid, the New Preferred Stock shall share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock in additional shares of Junior Stock), and no Junior Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the New Preferred Stock, except for (i) any conversion of Class B Common Stock of the Company into Class A Common Stock of the Company, (ii) prior to October 1, 2000, the occurrence of the Rainbow Spin-Off, (iii) repurchases of Common Stock issued under the Company's stock incentive programs from employees of the Company, and (iv) dividends or distributions payable-in-kind in additional shares of, or warrants, rights, calls or options exercisable for or convertible into additional shares of Junior Stock. See "Risk Factors--Risks Related to the New Preferred Stock and the Exchange Debentures--Restrictions on Company's Ability to Pay Dividends on the New Preferred Stock".

      OPTIONAL REDEMPTION.

       The Company at its option may, but shall not be required to, redeem the New Preferred Stock (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time after October 1, 2002, in whole or in part, at the redemption prices (expressed in percentage of liquidation preference) set forth below together with all accrued and unpaid dividends from the last payment date to the redemption date, if redeemed during the 12-month period beginning October 1 of the years indicated:


    YEAR                     PERCENTAGE
    ----                     ----------
    2002 .................    105.875%
    2003 .................    103.917
    2004 .................    101.958
    2005 and thereafter ..    100.000

       In addition, the Company may redeem shares of Preferred Stock having an aggregate liquidation preference of up to 33 1/3% of the aggregate liquidation preference of all shares of Preferred Stock then outstanding at any time before October 1, 1998 at a redemption price per share equal to the liquidation preference of $100, plus accrued and unpaid dividends plus a premium of $10 per share, out of the net proceeds of the sale of Junior Stock to a Strategic Equity Investor or a public offering of Class A Common Stock; provided that following such redemption, at least 1,666,667 shares of Preferred Stock (representing at least 66 2/3% of the amount of the Preferred Stock initially issued) shall remain outstanding.

       Furthermore, the Company may, at its option, prior to October 1, 2002, redeem the New Preferred Stock, in whole but not in part, at any time within 180 days after a Change of Control (as defined herein), at a redemption price per share equal to the sum of (i) the liquidation preference of $100 per share plus (ii) accrued and unpaid dividends to the date of redemption plus (iii) the Make-Whole Premium (as defined herein), which is based on a discount rate equal to the Treasury Rate (as defined herein) plus 50 basis points.

       In the event of partial redemptions of New Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company, except that the Company may redeem such shares held by any holders of fewer than 100 shares (or shares held by holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Company.

      MANDATORY REDEMPTION.

       On October 1, 2007 (the "Mandatory Redemption Date"), the Company will be required to redeem (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) all outstanding shares of New Preferred Stock at a price equal to the liquidation preference thereof plus all accumulated and unpaid dividends from the last payment date to the date of redemption. Future agreements of the Company may restrict or prohibit the Company from redeeming the New Preferred Stock.

      PROCEDURE FOR REDEMPTION.

       On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accrue on shares of New Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. The Company will send a written notice of redemption by first class mail to each holder of record of shares of New Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of New Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of New Preferred Stock must be in compliance with the Certificate of Designations.

      EXCHANGE.

       On or after January 1, 1996, the Company may, at its option, on any scheduled dividend payment date, exchange the New Preferred Stock, in whole but not in part, for the Exchange Debentures. See "--The Exchange Debentures" below for the terms of the Exchange Debentures. Holders of New Preferred Stock so exchanged will be entitled to receive a principal amount of Exchange Debentures equal to $100 for each $100 of liquidation preference of New Preferred Stock held by such holders at the time of exchange plus an amount per share in cash (or prior to October 1, 2000, in principal amount of Exchange Debentures) equal to all accrued but unpaid dividends thereon from the last dividend payment date to the exchange date. The Exchange Debentures will be issuable only in denominations of $1,000 and integral multiples thereof. An amount in cash will be paid to holders for any principal amount otherwise issuable which is less than $1,000. Following such exchange, all dividends on the New Preferred Stock will cease to accrue, the rights of the holders of New Preferred Stock as stockholders of the Company shall cease and the person or persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated as the registered holder or holders of such Exchange Debentures. Notice of exchange will be mailed at least 30 days but not more than 60 days prior to the date of exchange to each holder of New Preferred Stock. See "--The Exchange Debentures" below.

      LIQUIDATION PREFERENCE.

       In the event of any liquidation, dissolution or winding-up of the Company, holders of New Preferred Stock will be entitled to receive a preferential amount equal to $100 per share, plus all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up of the Company (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Stock, including, without limitation, on any Common Stock. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the New Preferred Stock and all other Parity Securities are not paid in full, the holders of the New Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preferences to which they are entitled, the holders of shares of New Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the Company.

       The Certificate of Designations for the New Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the New Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of New Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the New Preferred Stock will exceed its par value. Consequently, there will be no restriction upon any surplus of the Company solely because the liquidation preference of the New Preferred Stock will exceed the par value and there will be no remedies available to holders of the New Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the New Preferred Stock and its par value.

        VOTING RIGHTS.

       Holders of the New Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations. The Certificate of Designations provides that if (a) dividends on the Preferred Stock are in arrears and unpaid (and if after October 1, 2000, such dividends are not paid in cash) for six quarterly periods (whether or not consecutive), or (b) the Company fails to discharge its redemption obligation to redeem the Preferred Stock on the Mandatory Redemption Date, then the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding Preferred Stock, voting as a class, to elect a director. Such voting rights will continue until such time as all dividends in arrears on the Preferred Stock are paid in full (and in the case of dividends payable after October 1, 2000, paid in cash) and any failure, breach or default referred to in clause (b) is remedied, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (a) and (b) above is referred to herein as a "Voting Rights Triggering Event."

       Any vacancy occurring in the office of the director elected by holders of the Preferred Stock may be filled by the departing director unless and until such vacancy shall be filled by such holders.

       The Certificate of Designations also provides that, except as stated above under "--Ranking", the Company will not authorize any class of Senior Securities without the affirmative vote or consent of holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class. The Certificate of Designations also provides that the Company may not amend the Certificate of Designations so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Preferred Stock, or authorize the issuance of any additional shares of Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, as one class. The holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, as one class, may also waive compliance with any provision of the Certificate of Designations. The Certificate of Designations also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Parity Securities or Junior Stock or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Preferred Stock.

       Under Delaware law, holders of preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

      MERGER, CONSOLIDATION AND SALE OF ASSETS.

       Without the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person unless: (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall be a corporation organized or existing under the laws of the United States or any State thereof or the District of Columbia; (b) the Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Preferred Stock had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred or be continuing. Notwithstanding the foregoing, the Company may consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person if the Company makes adequate provision (i) prior to October 1, 2002, to redeem the Preferred Stock after a Change of Control or (ii) on or after October 1, 2002, to redeem the Preferred Stock at the applicable redemption price set forth herein.

       COVENANT TO REPORT.

       Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will file with the Securities and Exchange Commission (the "Commission") and provide the Transfer Agent and the holders of the Preferred Stock with all information, documents and reports specified in Section 13 and Section 15(d) of the Exchange Act.

      TRANSFER AGENT AND REGISTRAR.

                                  is the transfer agent and registrar for the
     New Preferred Stock.

     THE EXCHANGE DEBENTURES

       The Exchange Debentures will be issued under an Indenture to be dated as of September 26, 1995 (the "Exchange Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The Exchange Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Exchange Indenture do not purport to be complete, and where reference is made to particular provisions of the Exchange Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of certain capitalized terms used in the Exchange Indenture and in the following summary are set forth below under "Certain Definitions".

       The Exchange Debentures will be unsecured obligations of the Company and will be limited in aggregate principal amount to the aggregate liquidation preference of the Preferred Stock, plus accrued and unpaid dividends on the date of exchange of the Preferred Stock into Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof (other than with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future Senior Indebtedness of the Company.

       The Exchange Debentures will mature on October 1, 2007. Each Exchange Debenture will accrue interest at the dividend rate of the Preferred Stock or the New Preferred Stock, as applicable, from the Exchange Debenture Issue Date or from the most recent interest payment date to which interest has been paid or provided for.

       Interest will be payable semi-annually in cash (or, on or prior to October 1, 2000, in additional Exchange Debentures having a principal amount equal to the cash interest otherwise payable, or in a combination of cash and Exchange Debentures, at the option of the Company) in arrears on January 1 and July 1 of each year, commencing with the first such date after the Exchange Debenture Issue Date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed.

       Principal of and premium, if any, and interest on the Exchange
     Debentures will be payable, and the Exchange Debentures will be exchangeable and transferable, at the office or agency of the Company in The City of New York (which initially will be the Corporate Trust Office of the Trustee); provided, however, that payment of interest, to the extent paid in cash, may be made at the option of the Company by check mailed to the person entitled thereto as shown on the Register of the Exchange Debentures. No service charge will be made for any registration of transfer or exchange of Exchange Debentures, except for any tax or other governmental charge that may be imposed in connection therewith.

       The Exchange Indenture will not contain any provisions that limit the ability of the Company to incur indebtedness or that afford Holders of the Exchange Debentures protection in the event of a highly leveraged or similar transaction involving the Company, other than as described under "--Certain Covenants of the Company--Limitation on Indebtedness".

      SINKING FUND.

       The Exchange Debentures will not be entitled to the benefits of a sinking fund.

       SUBORDINATION.

       The indebtedness represented by the Exchange Debentures will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. (Section 1201) Upon the maturity of any Senior Indebtedness, by lapse of time, acceleration or otherwise, or upon any payment default (with or without the giving of notice or lapse of time or both, in accordance with the terms of the instrument governing such Senior Indebtedness, and without any waiver or forgiveness) with respect to any Senior Indebtedness, all obligations with respect to such Senior Indebtedness must first be paid in full, or such payment duly provided for, before any payment is made with respect to the Exchange Debentures or before any acquisition of Exchange Debentures by the Company. (Section
     1202)

       Upon (i) a default with respect to any Senior Indebtedness (other than under circumstances when the terms of the previous paragraph are applicable), as such default is defined therein or in the instrument under which it is outstanding, permitting the holders of Senior Indebtedness to accelerate the maturity thereof, and (ii) written notice thereof ("Default Notice") given to the Company and the Trustee by the agent or agents under the Credit Agreement, then, unless and until such default shall have been cured or waived by the holders of such Senior Indebtedness or shall have ceased to exist, no direct or indirect payment may be made by the Company with respect to the principal of or interest on the Exchange Debentures (other than payments made in Junior Securities) or to acquire any of the Exchange Debentures or on account of the redemption provisions of the Exchange Debentures; provided, however, that such provision shall not prevent the making of any payment (which is not otherwise prohibited by the previous paragraph) for more than 120 days after the Default Notice shall have been given unless the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Senior Indebtedness has been paid in full. Notwithstanding the foregoing, not more than one Default Notice may be given with respect to Senior Indebtedness within a period of 240 consecutive days.

       The Exchange Indenture will provide that, upon any payment by or distribution of the assets of the Company to creditors upon any dissolution, winding up, liquidation, bankruptcy, reorganization, assignment for the benefit of creditors, or any insolvency, receivership or similar proceeding relating to the Company, all Senior Indebtedness must be paid in full, or such payment duly provided for, before any payment or distribution (other than in Junior Securities) is made on account of the principal of or interest on the Exchange Debentures. (Section 1203)

       By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company and creditors of the Company who are not holders of Senior Indebtedness or of the Exchange Debentures (or the Company's 10 3/4% Debentures due 2004, the 9 7/8% Debentures due 2013 and the 9 7/8% Debentures due 2023 (collectively, the "Debentures")) may recover more, ratably, than the Holders of the Exchange Debentures.

       A Holder of Exchange Debentures by such holder's acceptance of the Exchange Debentures agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Exchange Indenture and appoints the Trustee his attorney-in-fact for such purpose. (Section 1209)

       The amount of Senior Indebtedness outstanding at June 30, 1995, adjusted to give pro forma effect to the transactions described under "Capitalization" and the application of the net proceeds to the Company from the Offering, would have been approximately $1,096.5 million.

      OPTIONAL REDEMPTION.

       The Exchange Debentures will be subject to redemption at any time on or after October 1, 2002, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning October 1 of the years indicated:

                                REDEMPTION
     YEAR                         PRICE
     ----                       ----------

     2002  .................... 105.875%
     2003  .................... 103.917
     2004  .................... 101.958
     2005 and thereafter....... 100.000

     in each case together with accrued interest to the redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an interest payment date). If less than all of the Exchange Debentures are to be redeemed, the Trustee shall select the Exchange Debentures or portions thereof to be redeemed either pro rata or by lot.

       In addition, up to 33 1/3% in aggregate principal amount of the Exchange Debentures may be redeemed before October 1, 1998 at a price of 110% of the principal amount thereof, plus accrued and unpaid interest thereon, out of the net proceeds of a sale of Junior Stock to a Strategic Equity Investor or a public offering of Class A Common Stock, provided that following such redemption at least $166,666,667 principal amount of Exchange Debentures remains outstanding.

       The Credit Agreement currently prohibits the Company from making optional redemptions of the Exchange Debentures other than through the issuance of subordinated indebtedness, preferred stock or common stock.

      CERTAIN COVENANTS OF THE COMPANY.

       Upon issuance of the Exchange Debentures, the following covenants shall be applicable:

       Limitation on Indebtedness. The Exchange Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness (other than Indebtedness between or among any of the Company and Restricted Subsidiaries) unless, after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1. (Section 1007)

       At June 30, 1995, such Cash Flow Ratio was approximately 7.7 to 1.

       Limitation on Senior Subordinated Indebtedness.  The Exchange
     Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness which is both (i) senior in right of payment to the Exchange Debentures and (ii) expressly subordinate in right of payment to any other Indebtedness of the Company. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Exchange Debentures if it is not subordinate in right of payment to Senior Indebtedness at least to the same extent as the Exchange Debentures are subordinate to Senior Indebtedness. (Section 1008)

       Limitation on Restricted Payments. The Exchange Indenture provides that, so long as any of the Exchange Debentures remains outstanding, the Company will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment or (b) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that shall have been made on or after July 1, 1988 would exceed the sum of:

           (i) $25,000,000, plus

           (ii) an amount equal to the difference between (A) the Cumulative Cash Flow Credit and (B) 1.2 multiplied by Cumulative Interest Expense.

       Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing, the Company may make any Permitted Restricted Payment; provided, however, that such Permitted Restricted Payment shall thereafter be counted as a Restricted Payment solely for purposes of calculating whether any future Restricted Payments are permitted under clause (b) of the preceding sentence.

       For purposes of the "Limitation on Restricted Payments" covenant, the amount of any Restricted Payment or Permitted Restricted Payment, if other than cash, shall be based upon fair market value as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive. (Section 1009)

       The foregoing provisions do not prevent: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions; (ii) the retirement or redemption of any shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company, in exchange for, or out of the proceeds of a substantially concurrent sale of, other shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company (other than Disqualified Stock); and (iii) the redemption of or payments of cash dividends on the Series C Preferred Stock outstanding on January 1, 1995, which redemptions or dividends are provided for by the terms of the Series C Preferred Stock in effect on such date (or the redemption of or payment of cash dividends on any security of the Company issued in exchange for or upon the conversion of such Series C Preferred Stock; provided that the aggregate amount payable pursuant to the terms of such security is no greater than the aggregate amount payable pursuant to the terms of the Series C Preferred Stock). For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (b) of the first paragraph of this covenant, all amounts expended pursuant to clauses (i) and (iii) of this paragraph shall be included and all amounts expended or received pursuant to clause (ii) of this paragraph shall be excluded; provided, however, that amounts paid pursuant to clause (i) of this paragraph shall be included only to the extent that such amounts were not previously included in calculating Restricted Payments. (Section 1009)

       For the purposes of the foregoing provisions, the net proceeds from the issuance of shares of capital stock of the Company upon conversion of Indebtedness shall be deemed to be an amount equal to (i) the accreted value of such Indebtedness so converted on the date of such conversion and
     (ii) the additional consideration, if any, received by the Company upon such conversion thereof, less any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by the Board of Directors of the Company, whose good faith determination shall be conclusive). If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of this covenant, such Restricted Payment shall be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period. (Section 1009)

       As of June 30, 1995, the Company would have been able to make Restricted Payments of $332.0 million.

       Limitation on Investments in Unrestricted Subsidiaries and Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (i) make any Investment or (ii) allow any Restricted Subsidiary to become an Unrestricted Subsidiary (a "redesignation of a Restricted Subsidiary"), in each case unless (a) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Investment or such redesignation of a Restricted Subsidiary and (b) after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1.

       The foregoing provisions of this covenant shall not prohibit (i) any renewal or reclassification of any Investment existing on the date hereof or (ii) trade credit extended on usual and customary terms in the ordinary course of business. (Section 1010)

       Transactions with Affiliates. The Exchange Indenture provides that the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Company that is not a subsidiary of the Company, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless the Board of Directors of the Company shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Company or such subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated Person. For purposes of clarification, this provision shall not apply to Restricted Payments or Permitted Restricted Payments permitted under "Limitation on Restricted Payments". (Section 1011)

      CONSOLIDATION, MERGER AND SALE OF ASSETS.

       The Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person, unless: (i) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall assume by a supplemental indenture all the obligations of the Company under the Exchange Debentures and the Exchange Indenture; (ii) immediately before and immediately after such transaction, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after such transaction, and after giving effect thereto, the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition shall have been made, shall have a Cash Flow Ratio not in excess of 9 to 1. (Section 801)

      EVENTS OF DEFAULT.

       The following are Events of Default under the Exchange Indenture: (1) default for 30 days in payment of interest on the Exchange Debentures; (2) default in payment of principal or premium, if any, on the Exchange Debentures at Maturity, upon acceleration, redemption or otherwise; (3) failure to comply with any other covenant or agreement of the Company, continued for 60 days (or, with respect to certain covenants or agreements, 30 days) after written notice as provided in the Exchange Indenture; (4) a default or defaults under any mortgage, indenture or instrument which secures or evidences any Indebtedness for money borrowed or guaranteed by the Company or a Restricted Subsidiary in an aggregate amount of $10,000,000 or more (but excluding any Indebtedness for the deferred purchase price of property or services owed to the Person providing such property or services as to which the Company or such Restricted Subsidiary is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Company or such Restricted Subsidiary has established appropriate reserves) which result from the failure to pay such Indebtedness at final maturity or which have resulted in the acceleration of such Indebtedness; (5) the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000 which remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days or as to which an enforcement proceeding has been commenced by any creditor, and
     (6) certain events of bankruptcy, insolvency or reorganization. (Section
     501)

       If an Event of Default (other than as specified in clause (6) above) shall occur and be continuing under the Exchange Indenture, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Exchange Debentures, by written notice to the Company and the agents, if any, under the Credit Agreement (and to the Trustee if such notice is given by the Holders), may declare all the unpaid principal of, premium, if any, and interest on the Exchange Debentures to be due and payable as provided in the Exchange Indenture. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be due and payable upon the first to occur of an acceleration under the Credit Agreement or ten days after receipt by the Company and the agents, if any, under the Credit Agreement of such written notice. No action on the part of the Trustee or any Holder of the Exchange Debentures is required for such acceleration if an Event of Default specified in clause (6) above shall occur and be continuing. The Holders of at least a majority in principal amount of the Exchange Debentures then outstanding may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of, premium, if any, or interest on the Exchange Debentures which have become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. A declaration of acceleration because of an Event of Default specified in clause (4) of the preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the Holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the Exchange Debentures and no other Event of Default had occurred and not been cured or waived during such period. (Section 502) The Holders of a majority in principal amount of the Exchange Debentures outstanding also have the right to waive certain past defaults under the Exchange Indenture. (Section 513)

       No Holder of any Exchange Debentures issued under the Exchange
     Indenture has any right to institute any proceeding with respect to such Exchange Indenture or for any remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default under the Exchange Indenture, (ii) the Holders of at least 25% in principal amount of the outstanding Exchange Debentures issued under the Exchange Indenture have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee under the Exchange Indenture, and (iii) the Trustee has not received from the Holders of a majority in principal amount of the outstanding Exchange Debentures a direction inconsistent with such request and the Trustee has failed to institute such proceeding within 60 days after receipt of such notice. (Section 507) Such limitations do not apply, however, to a suit instituted by a Holder of an Exchange Debenture for the enforcement of payment of the principal of or premium, if any, or interest on such Exchange Debenture on or after the respective due dates expressed in such Exchange Debenture. (Section 508)

       During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Exchange Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Exchange Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Section 602) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Exchange Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Exchange Indenture. (Section 512)

       The Company is required to furnish to the Trustee an annual statement as to the performance by the Company of its obligations under the Exchange Indenture and as to any default in such performance. (Section 1013)

      DEFEASANCE.

       The Company may at any time terminate all of its obligations with respect to the Exchange Debentures ("defeasance"), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of Exchange Debentures, to replace mutilated, destroyed, lost or stolen Exchange Debentures and to maintain agencies in respect of the Exchange Debentures. The Company may also at any time terminate its obligations under the covenants set forth in the Exchange Indenture, which are described under "--Certain Covenants of the Company" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Exchange Debentures ("covenant defeasance"). (Sections 1402, 1403 and 1404)

       In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit in trust, for the benefit of the Holders, with the Trustee money or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the Exchange Debentures to redemption or maturity (the "Defeasance Trust"), (ii) the Company must deliver opinions of counsel to the effect that such Holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), (iii) no event or condition shall exist that, pursuant to certain provisions described under "Subordination" above, would prevent the Company from making payments of principal of and premium, if any, and interest on the Exchange Debentures at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and (iv) the Company must comply with certain other conditions. (Section 1404)

      SATISFACTION AND DISCHARGE OF THE EXCHANGE INDENTURE AND THE EXCHANGE DEBENTURES.

       The Exchange Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Exchange Debentures, as expressly provided for in the Exchange Indenture) when either (i) all such Exchange Debentures theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Debentures which have been replaced or paid) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Exchange Indenture or (ii) all such Exchange Debentures not theretofore delivered to the Trustee for cancellation (a) have become due and payable, or (b) will become due and payable within one year, or (c) are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay the entire indebtedness on such Exchange Debentures not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of deposit (if such Exchange Debentures are then due and payable) or to the applicable maturity or redemption date (as the case may be), and the Company has paid all sums payable by it under the Exchange Indenture. (Section 401)

      MODIFICATION AND WAIVER.

       Modifications and amendments of the Exchange Indenture or the Exchange Debentures may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Exchange Debentures; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Exchange Debenture, (i) change the Stated Maturity of the principal of, or the premium, if any, or any installment of interest on, the Exchange Debentures, (ii) reduce the principal amount of, or the premium, if any, or interest on, the Exchange Debentures, (iii) change the Currency in which any Exchange Debenture or any premium or the interest thereon is payable, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Exchange Debentures,
     (v) reduce the percentage in principal amount of outstanding Exchange Debentures necessary to waive compliance with certain provisions of the Exchange Indenture or to waive certain defaults, (vi) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults, except to increase the percentage of outstanding Exchange Debentures required for such actions or to provide that certain other provisions of the Exchange Indenture cannot be modified or waived without the consent of the Holder of each Exchange Debenture affected thereby, or (vii) modify any of the provisions of the Exchange Indenture relating to the subordination of the Exchange Debentures in a manner adverse to the Holders thereof. (Sections 901 and 902)

       The Holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding may waive compliance with certain restrictive covenants and provisions of the Exchange Indenture. (Section
     1014)

      REGARDING THE TRUSTEE.

       The Bank of New York ("BONY") is the Trustee under the Exchange Indenture and the indentures relating to the Company's 10 3/4% Debentures due 2004, the 9 7/8% Debentures due 2013 and the 9 7/8% Debentures due 2023. BONY is a party to certain credit agreements with the Company and its subsidiaries, including the Credit Agreement, borrowings under which constitute Senior Indebtedness under the Exchange Indenture. BONY may also maintain other banking arrangements with the Company in the ordinary course of business.

     DEFINITIONS

       Set forth below is a summary of certain defined terms used in the Certificate of Designations and in the Exchange Indenture. Reference is made to the Certificate of Designations and the Exchange Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

       "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, control when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

       "Annualized Operating Cash Flow" means, for any period of three complete consecutive calendar months, an amount equal to Operating Cash Flow for such period multiplied by four.

       "Banks" means the lenders from time to time under the Credit Agreement.

       "Capitalized Lease Obligation" means any obligation of a person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person and used in its business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with generally accepted accounting principles, and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

       "Cash Flow Ratio" means, as at any date, the ratio of (i) the sum of the aggregate outstanding principal amount of all Indebtedness of the Company and the Restricted Subsidiaries determined on a consolidated basis but excluding all Interest Swap Obligations entered into by the Company or any Restricted Subsidiary and one of the Banks outstanding on such date plus (but without duplication of Indebtedness supported by Letters of Credit) the aggregate undrawn face amount of all Letters of Credit outstanding on such date to (ii) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.

       "Change of Control" means any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that Dolan ceases (i) to elect a majority of the Board of

     Directors of the Company or (ii) to be the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act) of at least 50% of the aggregate voting power of the voting stock of the Company.

       "Cumulative Cash Flow Credit" means the sum of:

       (a) cumulative Operating Cash Flow during the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

       (b) the aggregate net proceeds received by the Company from the issue or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, plus

       (c) the aggregate net proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, upon the conversion of, or exchange for, Indebtedness of the Company or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire capital stock of the Company.

     For purposes of this definition, the net proceeds in property other than cash received by the Company as contemplated by clauses (b) and (c) above shall be valued at the fair market value of such property (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) at the date of receipt by the Company.

       "Cumulative Interest Expense" means, for the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, including interest expense attributable to Capitalized Lease Obligations.

       "Debt" with respect to any Person means, without duplication, any liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereto), but excluding reimbursement obligations under any surety bond, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable, (iii) under Interest Swap Agreements (as defined in the Credit Agreement) entered into pursuant to the Credit Agreement, (iv) under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest swap, cap or collar agreement (if and to the extent any of the foregoing would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted accounting principles), or (v) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not the guarantee would appear on such balance sheet).

       "Disqualified Stock" means any capital stock of the Company or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Exchange Debentures.

       "Dolan" shall mean Mr. Charles Dolan, his spouse, his descendants or any spouse of any such descendants and trusts for the benefit of, inter alia, him, his spouse, his descendants or any spouse of any such descendants, and any estate, testamentary trust, or executor, administrator, conservator or legal or personal representative of any of the foregoing.

       "Exchange Debenture Issue Date" means the date on which the Exchange Debentures are originally issued under the Exchange Indenture.

       "Indebtedness" with respect to any Person, means the Debt of such Person; provided, however, that, with respect to the Company, the Minimum Payment or the Preferred Payment (each a "Cablevision of NYC Payment") payable by a subsidiary of the Company and guaranteed by the Company as a result of the Cablevision of NYC

     Acquisition shall not be deemed to be "Indebtedness" so long as the Company and such subsidiary are permitted to make such Cablevision of NYC Payment in one or more classes of the Company's capital stock (other than Disqualified Stock) pursuant to the terms of the Cablevision of NYC Acquisition agreement and the Company and the Restricted Subsidiaries are prohibited from making such Cablevision of NYC Payment in cash, debt securities, Disqualified Stock or any combination thereof, pursuant to the terms of any mortgage, indenture, credit agreement or other instrument that secures or evidences Indebtedness for money borrowed or guaranteed by the Company or a Restricted Subsidiary in an aggregate amount of $10,000,000 or more; provided that, for purposes of the definition of "Indebtedness" (including the term "Debt" to the extent incorporated in such definition) and for purposes of the definition of "Event of Default", the term "guarantee" shall not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

       "Interest Swap Obligations" means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

       "Investment" means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership, joint venture or joint adventure) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a subsidiary of the Company, provided that (i) the term "Investment" shall not include any transaction that would otherwise constitute an Investment of the Company or a subsidiary of the Company to the extent that the consideration provided by the Company or such subsidiary in connection therewith shall consist of capital stock of the Company (other than Disqualified Stock) and
     (ii) the term "guarantee" shall not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

       "Junior Securities" means securities of the Company as reorganized or readjusted or securities of the Company or any other company, trust or corporation provided for by a plan of reorganization or readjustment, junior or the payment of which is otherwise subordinate, at least to the extent provided in the Exchange Indenture, to the payment of all Senior Indebtedness at the time outstanding, and to the payment of all securities issued in exchange therefor, to the holders of the Senior Indebtedness at the time outstanding.

       "Make-Whole Premium" means, with respect to a share of Preferred
     Stock, the present value of (i) all accrued and unpaid dividends (assuming payment thereof in cash on the date of calculation), (ii) all dividends accruing until October 1, 2002 (assuming payment thereof in cash on the applicable dividend payment date), and (iii) the liquidation preference and any applicable optional redemption premium therefor payable on such date for such share (in each case assuming payment thereof on October 1, 2002), computed using a discount rate equal to the Treasury Rate plus 50 basis points.

       "Operating Cash Flow" means, for any period, the sum of the following for the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles (except for the amortization of deferred installation income which shall be excluded from the calculation of Operating Cash Flow for all purposes of the Exchange Indenture): (i) aggregate operating revenues minus
     (ii) aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliates, paid to any general partner, director, officer or employee of the Company or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of the Company's employee incentive stock programs for such period (not to exceed in the aggregate for any calendar year 7% of Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a writeoff or writedown of Investments by the Company or any Restricted Subsidiary in Affiliates). For purposes of determining Operating Cash Flow, there shall be excluded all management fees until actually paid to the Company or any Restricted Subsidiary in cash.

       "Permitted Restricted Payment" means the payment or declaration of any dividend by the Company or the making by the Company of any other distribution or the consummation of an exchange offer, or any combination of the foregoing, which results in all or a portion of the Capital Stock of Rainbow Programming Holdings, Inc. or of another entity holding only assets that were held by Rainbow Programming Holdings, Inc. immediately prior to the acquisition thereof by such entity (in either case, "RPH") being held by all or any portion of the shareholders of the Company (an "RPH Transaction"), it being understood that (i) if the Company and its Subsidiaries, after the date of the Exchange Indenture and prior to the date of an RPH Transaction, make Investments in RPH (in cash or assets) aggregating not more than $15,000,000, then such RPH Transaction shall continue to constitute a "Permitted Restricted Payment" and (ii) if the Company or any Subsidiary makes any Investment in RPH, after the date of the Exchange Indenture and prior to the date of such RPH Transaction, that is not permitted by the foregoing clause (i), then such RPH Transaction shall not constitute a "Permitted Restricted Payment". For purposes of the foregoing, the value of any assets invested in RPH shall be based upon the fair market value thereof as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive.

       "Principals" means Charles F. Dolan and trusts established for the benefit of family members of Charles F. Dolan.

       "Rainbow Spin-Off" means the payment of any dividend by the Company or the making by the Company of any other distribution or the consummation of an exchange offer, or any combination of the foregoing, which results in all or a portion of the capital stock of Rainbow Programming Holdings, Inc. or any successor to the assets or equity interests thereof, or of another entity, holding only assets that were held by Rainbow Programming Holdings, Inc. immediately prior to the acquisition thereof by such entity, being held by all or any portion of the shareholders of the Company.

       "Restricted Payment" means,

       (a) any Stock Payment by the Company or a Restricted Subsidiary; or

       (b) any direct or indirect payment to redeem, repurchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate in right of payment to the Exchange Debentures.

     Notwithstanding the foregoing, Restricted Payments shall not include (x) payments by any Restricted Subsidiary to the Company or any other Restricted Subsidiary or (y) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

       "Restricted Subsidiary" means any subsidiary of the Company, whether existing on the date of the Exchange Indenture or created subsequent thereto, designated from time to time by the Company as a "Restricted Subsidiary"; provided, however, that no subsidiary can be or remain so designated unless (i) at least 67% of each of the total equity interest and the voting control of such subsidiary is owned, directly or indirectly, by the Company or another Restricted Subsidiary and (ii) such subsidiary is not restricted, pursuant to the terms of any loan agreement, note, indenture or other evidence of indebtedness, from (a) paying dividends or making any distribution on such subsidiary's capital stock or other equity securities or paying any Indebtedness owed to the Company or to any Restricted Subsidiary, (b) making any loans or advances to the Company or any Restricted Subsidiary or (c) transferring any of its properties or assets to the Company or any Restricted Subsidiary (it being understood that a financial covenant any of the components of which are directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a minimum net worth test) would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a debt to cash flow test) would not be deemed to be a restriction on the foregoing actions); and provided further, that the Company may, from time to time, redesignate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

       "Senior Indebtedness" means the principal, premium, if any, interest (including post-petition interest in any proceeding under any Bankruptcy Law, whether or not such interest is an allowed claim enforceable against the debtor in a proceeding under such Bankruptcy Law), penalties, fees and other liabilities payable with respect to (i) all Debt of the Company, other than the Exchange Debentures and the Company's 10 3/4% Debentures due 2004, the 9 7/8% Debentures due 2013 and the 9 7/8% Debentures due 2023 (with which the Exchange Debentures are intended to rank on a parity), whether outstanding on the date of the Exchange Indenture or thereafter created, incurred or assumed, which is (x) for money borrowed, (y) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (z) in respect of any Capitalized Lease Obligations and (ii) all renewals, extensions, refundings, increases or refinancings thereof, unless, in the case of (i) or (ii) above, the instrument under which the Debt is created, incurred, assumed or guaranteed expressly provides that such Debt is not senior in right of payment to the Exchange Debentures. For purposes of clarification, Senior Indebtedness includes any liability under Interest Swap Agreements entered into pursuant to the Credit Agreement. Notwithstanding anything to the contrary contained in the Exchange Indenture, Senior Indebtedness shall mean and include all amounts of Senior Indebtedness that is such by virtue of clause (i) or (ii) of the foregoing definition that are repaid by the Company and subsequently recovered from the holder of such Senior Indebtedness under any applicable Bankruptcy Laws or otherwise (other than by reason of some wrongful conduct on the part of the holders of such Debt).

       "Stock Payment" means, with respect to any Person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in common stock or common shares of capital stock of such Person), or the making by such Person of any other distribution, on account of any shares of any class of its capital stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition for value by such Person, directly or indirectly, of any shares of any class of its capital stock, now or hereafter outstanding.

       "Strategic Equity Investor" means a corporation or entity with an equity market capitalization, a net asset value or annual revenues of at least $1.0 billion that owns and operates businesses in the telecommunications, information systems, entertainment, cable or similar or related industries.

       "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption of the Preferred Stock or, if such Statistical Release is no longer published, any publicly available source of similar market data with a constant maturity most nearly equal to the then remaining period to the date scheduled for the mandatory redemption of the Preferred Stock; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

       "Unrestricted Subsidiary" means any subsidiary of the Company which is not a Restricted Subsidiary.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

       The following is a summary of the material anticipated federal income tax consequences of the ownership and disposition of the New Preferred Stock and Exchange Debentures. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to an investor's decision to hold the New Preferred Stock and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold New Preferred Stock or Exchange Debentures as part of a straddle or conversion transaction or holders subject to the alternative minimum tax, may be subject to special rules. In addition, the summary is limited to persons that will hold the New Preferred Stock and any Exchange Debentures received in exchange therefor as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. Holders should note that Counsel's opinion is not binding on the Service and there can be no assurance that the Internal Revenue Service (the "Service") will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the Service on any tax matters relating to the New Preferred Stock or Exchange Debentures. ALL PROSPECTIVE HOLDERS OF SHARES OF NEW PREFERRED STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NEW PREFERRED STOCK OR EXCHANGE DEBENTURES.

      TAXATION OF HOLDERS ON EXCHANGE

       No gain or loss will be recognized by a holder that exchanges Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer. The basis of New Preferred Stock received by such holder in the exchange will be the same as the Old Preferred Stock exchanged therefor. The holder's holding period for such New Preferred Stock will include the holder's holding period for the Old Preferred Stock so exchanged, provided that the Old Preferred Stock was held as a capital asset.


                             PLAN OF DISTRIBUTION

       Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date of this Prospectus, or such shorter period as will terminate when all Old Preferred Stock acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Preferred Stock and resold by such broker-dealers.

       The Company will not receive any proceeds from any sale of New
     Preferred Stock by broker-dealers. New Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Preferred Stock. Any broker-dealer that resells New Preferred Stock that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Stock may be deemed to be a "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

       For a period of 90 days from the date of this Prospectus, or such shorter period as will terminate when all Old Preferred Stock acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Preferred Stock and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                      VALIDITY OF THE NEW PREFERRED STOCK

       The validity of the New Preferred Stock will be passed upon for the Company by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

       The consolidated financial statements and schedules of the Company and its subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm of experts in accounting and auditing.

       The consolidated financial statements and schedules of A-R Cable Services, Inc. and its subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm of experts in accounting and auditing.

       The consolidated financial statements of Cablevision of Boston Limited Partnership as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm of experts in accounting and auditing.

       The financial statements of American Movie Classics Company as of and for the years ended December 31, 1993 and 1992 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm of experts in accounting and auditing.

       The financial statements of Monmouth Cablevision Associates, Riverview Cablevision Associates, L.P. and Framingham Cablevision Associates, Limited Partnership each as of and for the years ended December 31, 1993 and 1992 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of Deloitte & Touche LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm of experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


     ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The first paragraph of Article Ninth of the Corporation's Certificate of Incorporation provides:

             The corporation shall, to the fullest extent permitted by
          Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

          Article VIII of the By-Laws of the Corporation provides:

                   A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

              B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

              C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          The Corporation has entered into indemnification agreements with certain of its officers and directors indemnifying such officers and directors from and against certain expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. The Corporation has also entered into an agreement with Charles F. Dolan ("Mr. Dolan"), the Chairman of the Corporation, pursuant to which Mr. Dolan has agreed to guarantee the Corporation's obligation to indemnify its officers and directors to the fullest extent permitted by Delaware law. In addition, subject to certain limitations, Mr. Dolan has agreed to indemnify such officers and directors against any loss or expense such person may incur in connection with any transaction involving Mr. Dolan or entities affiliated with Mr. Dolan to the extent indemnification is not provided by the Corporation. Any payment required to be made by Mr. Dolan pursuant to such agreement will be reduced by any proceeds of insurance or reimbursement under any other form of indemnification reimbursement available to such officer or director. The Corporation maintains directors' and officers' liability insurance.

          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of the Corporation's Certificate of Incorporation provides for such limitation of liability.

     ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  4.1      --Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 dated January 17, 1986, File No. 33-1936 (the "S-1")).
  4.1A     --Amendment to Certificate of Incorporation and complete copy of amended and restated Certificate of
           Incorporation (incorporated herein by reference to Exhibits 3.1A(i) and 3.1A(ii) to the Company's
           Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (the "1989 10-K")).
  4.1B     --Certificate of Designations for the Series E Redeemable Exchangeable Convertible Preferred Stock
           (incorporated herein by reference to Exhibit 3.1B to the Company's Annual Report on Form 10-K/A for
           the fiscal year ended December 31, 1994 (the "1994 10-K/A")).
  4.1C     --Certificate of Designations for the Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.1C to the 1994 10-K/A).
  4.1D     --Certificate of Designations for the Series G Redeemable Exchangeable Preferred Stock (incorporated by reference to Exhibit 3.1D to the Company's Amendment No. 1 to Registration Statement on Form
           S-4 dated October 17, 1995)
 *4.1E     --Certificate of Designations for the Series H Redeemable Exchangeable Preferred Stock.
  4.2      --By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the S-1).
  4.2A     --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws
           (incorporated herein by reference to Exhibit 3.2 to the 1989 10-K).
  4.2B     --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws
           (incorporated herein by reference to Exhibit 3.2B to the Company's Annual Report on Form 10-K for
           the fiscal year ended December 31, 1992).
  4.2C     --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws
           (incorporated herein by reference to Exhibit 3.2C to the Company's Annual Report on Form 10-K for
           the fiscal year ended December 31, 1994).

  4.2D     --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws (incorporated herein by reference to Exhibit 3.2D to the Registrant's Amendment No. 1 to Registration Statement on Form S-4 dated October 17,
           1995).
  4.3      --Registration Rights Agreement, dated September 26, 1995, between the Registrant and Bear, Stearns
           & Co. Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan
           Stanley & Co. Incorporated.
  4.4      --Indenture dated as of September 26, 1995 between the Registrant and The Bank of New York,
           Trustee.
  4.5      --Form of 11 3/4% Exchange Debenture due 2007 (included in Exhibit 4.4).
 *5        --Opinion of Sullivan & Cromwell.
 12        --Computation of ratio of deficiency of earnings to fixed charges.
 23.1      --Consents of KPMG Peat Marwick.
 23.2      --Consent of Deloitte & Touche LLP
*23.3      --Consent of Sullivan & Cromwell (included in Exhibit 5).
 24        --Powers of Attorney (included on page II-5).
 25        --Statement of Eligibility of The Bank of New York, Trustee.
*99.1      --Form of Letter of Transmittal.
*99.2      --Form of Notice of Guaranteed Delivery.

  * To be filed by amendment prior to the effectiveness of this Registration Statement.


  ITEM 22. UNDERTAKINGS.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         The undersigned registrant hereby undertakes that:

                (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h)
          under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oyster Bay and the State of New York, on the 25th day of October, 1995.

                                    CABLEVISION SYSTEMS CORPORATION



                                    By:   /s/ James L. Dolan
                                        --------------------------------------
                                        Name:  James L. Dolan
                                        Title: Chief Executive Officer


                               POWER OF ATTORNEY

              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Bell, Francis F. Randolph Jr. and Robert S. Lemle, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 25th day of October, 1995.


                SIGNATURE                                   TITLE
                ---------                                   -----
           /s/ James L. Dolan
------------------------------------------     Chief Executive Officer (Principal
            (James L. Dolan)                   Executive Officer) and Director


           /s/ Charles F. Dolan
------------------------------------------     Chairman of the Board of Directors
            (Charles F. Dolan)


           /s/ Barry J. O'Leary
------------------------------------------     Senior Vice President -- Finance and
            (Barry J. O'Leary)                 Treasurer (Principal Financial Officer)


           /s/ Jerry Shaw
------------------------------------------     Vice President and Controller (Principal
            (Jerry Shaw)                       Accounting Officer)


           /s/ William J. Bell
------------------------------------------     Vice Chairman and Director
            (William J. Bell)

                SIGNATURE                                   TITLE
                ---------                                   -----

          /s/ Marc A. Lustgarten              Vice Chairman and Director
------------------------------------------
            (Marc A. Lustgarten)


           /s/ Robert S. Lemle                Senior Vice President, General Counsel,
------------------------------------------    Secretary and Director
            (Robert S. Lemle)


           /s/ Sheila A. Mahony               Vice President and Director
------------------------------------------
            (Sheila A. Mahony)


           /s/ John Tatta                     Director and Chairman of the Executive
------------------------------------------    Committee
            (John Tatta)


           /s/ Patrick F. Dolan               Director
------------------------------------------
            (Patrick F. Dolan)


       /s/ Francis F. Randolph, Jr.           Director
------------------------------------------
        (Francis F. Randolph, Jr.)


           /s/ Daniel T. Sweeney              Senior Vice President and Director
------------------------------------------
            (Daniel T. Sweeney)


           /s/ Charles D. Ferris              Director
------------------------------------------
            (Charles D. Ferris)


           /s/ Richard H. Hochman             Director
------------------------------------------
            (Richard H. Hochman)


           /s/ Victor Oristano                Director
------------------------------------------
            (Victor Oristano)


           /s/ A. Jerrold Perenchio           Director
------------------------------------------
            (A. Jerrold Perenchio)

                                 EXHIBIT INDEX

                                                                                                     LOCATION OF EXHIBIT
   EXHIBIT                                                                                              IN SEQUENTIAL
   NUMBER                     DESCRIPTION OF DOCUMENT                                                 NUMBERING SYSTEM
   -------                    -----------------------                                              -----------------------

  4.1            --Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1
               dated January 17, 1986, File No. 33-1936 (the "S-1")).
  4.1A           --Amendment to Certificate of Incorporation and complete copy of amended and restated Certificate of Incorporation (incorporated herein by reference to
               Exhibits 3.1A(i) and 3.1A(ii) to the Company's Annual Report on Form 10-K
               for the fiscal year ended December 31, 1989 (the "1989 10-K")).
  4.1B           --Certificate of Designations for the Series E Redeemable Exchangeable
               Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1B to the Company's Annual Report on Form 10-K/A for the fiscal year ended
               December 31, 1994 (the "1994 10-K/A")).
  4.1C           --Certificate of Designations for the Series F Convertible Preferred Stock
               (incorporated by reference to Exhibit 3.1C to the 1994 10-K/A).
  4.1D           --Certificate of Designations for the Series G Redeemable Exchangeable
               Preferred Stock (incorporated by reference to Exhibit 3.1D to the Company's
               Amendment No. 1 to Registration Statement on Form S-4 dated October 17,
               1995)
 *4.1E           --Certificate of Designations for the Series H Redeemable Exchangeable
               Preferred Stock.
  4.2            --By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the S-1).
  4.2A           --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws (incorporated herein by reference to Exhibit 3.2 to the 1989
               10-K).
  4.2B           --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws (incorporated herein by reference to Exhibit 3.2B to the
               Company's Annual Report on Form 10-K for the fiscal year ended December
               31, 1992).
  4.2C           --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws (incorporated herein by reference to Exhibit 3.2C to the
               Company's Annual Report on Form 10-K for the fiscal year ended December
               31, 1994).
  4.2D           --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws (incorporated herein by reference to Exhibit 3.2D to the
               Registrant's Amendment No. 1 to Form S-4 dated October 17, 1995).
  4.3            --Registration Rights Agreement, dated September 26, 1995, between the
               Registrant and Bear, Stearns & Co. Inc., Merrill Lynch & Co., Merrill Lynch,
               Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated.
  4.4            --Indenture dated as of September 26, 1995 between the Registrant and The
               Bank of New York, Trustee.
  4.5            --Form of 11 3/4% Exchange Debenture due 2007 (included in Exhibit 4.4).
 *5              --Opinion of Sullivan & Cromwell.
  12             --Computation of ratio of deficiency of earnings to fixed charges.
  23.1           --Consents of KPMG Peat Marwick.
  23.2           --Consent of Deloitte & Touche LLP
 *23.3           --Consent of Sullivan & Cromwell (included in Exhibit 5).
  24             --Powers of Attorney (included on page II-5).
  25             --Statement of Eligibility of The Bank of New York, Trustee.
 *99.1           --Form of Letter of Transmittal.
 *99.2           --Form of Notice of Guaranteed Delivery.

----------
  * To be filed by amendment prior to the effectiveness of this Registration Statement.